EQUITY INTEREST PURCHASE AGREEMENT

by and between

HOUSTON WIRE & CABLE COMPANY,

the Buyer,

and

TELEFLEX INCORPORATED,

the Seller,

Dated:  May 26, 2010

RELATING TO THE SALE OF ALL OF THE OUTSTANDING

LIMITED PARTNERSHIP INTERESTS

in

SOUTHWEST WIRE ROPE LP

and

MEMBERSHIP INTERESTS

in

SOUTHWEST WIRE ROPE GP LLC

TABLE OF CONTENTS

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		19
4.1	Incorporation and Authority	19
4.2	Investment Representation	20
4.3	Consents and Governmental Approvals	20
4.4	No Conflict	20
4.5	Brokers and Finders	21
4.6	Financial Capability	21
4.7	Regulatory Matters	21
4.8	Litigation	21
4.9	Knowledge	21

ARTICLE V CONDITIONS TO THE BUYER’S OBLIGATIONS		21
5.1	Governmental Consents; Other Consents	21
5.2	No Law or Action	22
5.3	Representations and Warranties; Covenants; No Material Adverse Effect	22
5.4	Resignation of Officers and Directors	22
5.5	FIRPTA Certificate	22
5.6	Lease Agreement	22
5.7	Transition Services Agreement	22
5.8	Supply Agreement	22

ARTICLE VI CONDITIONS TO THE SELLER’S OBLIGATIONS		22
6.1	Governmental Consents	22
6.2	No Law or Action	23
6.3	Representations and Warranties, Covenants	23
6.4	Purchase Price	23
6.5	Lease Agreement	23
6.6	Transition Services Agreement	23
6.7	Supply Agreement	23

ARTICLE VII ADDITIONAL COVENANTS OF THE PARTIES		23
7.1	Conduct of the Business Prior to the Closing	23
7.2	Access to Information	25
7.3	Registrations, Filings and Consents	26
7.4	Further Assurances; Cooperation	27
7.5	Tax Matters	27
7.6	Financial Statements	31
7.7	Transfer of Excluded Assets	31
7.8	No Negotiation	31
7.9	Books and Records	31
7.10	Termination of Intercompany Accounts	32
7.11	Intellectual Property	32
7.12	Covenant Not to Compete	33
7.13	Transactions with Affiliates	34
7.14	No Reliance	34
7.15	Employee Matters	34
7.16	Cash Sweep; Post-Closing Cash Payment	38

7.17	Misdirected Payments	38
7.18	Closing Date Financial Information	38

ARTICLE VIII SURVIVAL AND INDEMNIFICATION		38
8.1	Survival; Knowledge of Breach	38
8.2	Indemnification	39
8.3	Method of Asserting Claims, etc	40
8.4	Indemnification Amounts	41
8.5	Losses Net of Insurance, Etc.	41
8.6	Sole Remedy/Waiver	42
8.7	No Consequential Damages	42
8.8	Response Actions for Releases of Hazardous Substances	43
8.9	No Set-Off	44

ARTICLE IX MISCELLANEOUS PROVISIONS		44
9.1	Termination	44
9.2	Effect of Termination	45
9.3	Notice	45
9.4	Entire Agreement	46
9.5	Assignment; Binding Agreement	46
9.6	Counterparts	46
9.7	Headings; Interpretation	46
9.8	Expenses; Certain Taxes	46
9.9	Governing Law	47
9.10	No Third Party Beneficiaries	47
9.11	Amendments and Waivers	47
9.12	Severability	47
9.13	Schedules	47
9.14	Public Announcements	48
9.15	Notices of Breaches, etc.	48
9.16	Return of Information	48
9.17	Time of Essence	48

Exhibits

A	Definitions
B	Form of Supply Agreement
C	Form of Lease Agreement
D	Form of Transition Services Agreement
E	Form of FIRPTA Certificate

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT is made and entered into as of the 26th day of May, 2010, by and between TELEFLEX INCORPORATED, a Delaware corporation (the “Seller”), and HOUSTON WIRE & CABLE COMPANY, a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding limited partnership interests (the “LP Interests”) in Southwest Wire Rope LP, a Texas limited partnership (“SWWR LP”);

WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding membership interests (the “Membership Interests”) in Southwest Wire Rope GP LLC, a Delaware limited liability company (“SWWR GP LLC”);

WHEREAS, SWWR GP LLC owns beneficially and of record all of the issued and outstanding general partnership interests (the “GP Interests”) in SWWR LP;

WHEREAS, the Seller owns and operates the Business through SWWR LP, SWWR GP LLC and Southern Wire, LLC, a Delaware limited liability company (“Southern Wire”), which is a wholly owned subsidiary of SWWR LP; and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Equity Interests on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the representations and warranties and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1         Specific Definitions.  As used in this Agreement, the terms identified on Exhibit A attached hereto shall have the meanings set forth or referred to in such Exhibit A.

1.2         Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3         Other Definitional Provisions.

(a)           The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)           References herein to “days,” unless otherwise indicated, are to consecutive calendar days.

(d)           References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

(e)           All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP.

(f)           The terms defined in the singular herein shall have a comparable meaning when used in the plural, and vice versa.

(g)           All references to “dollars” or “$” shall mean “U.S. dollars.”

(h)           All references herein to a particular “Schedule” shall mean such schedule as it is included in the Disclosure Schedules attached hereto.

ARTICLE II
PURCHASE AND SALE

2.1         The Equity Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell and deliver the Equity Interests to the Buyer, and the Buyer shall purchase and accept the Equity Interests from the Seller.

2.2         Purchase Price; Manner of Payment.  The aggregate purchase price for the Equity Interests shall be $50,000,000 (the “Purchase Price”).  The Buyer shall pay the Purchase Price at the Closing by delivering to the Seller an amount of cash by wire transfer of immediately available funds equal to the Purchase Price to one or more bank accounts designated in writing by the Seller.  The Purchase Price is subject to adjustment as provided in Section 2.6.

2.3         Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, at 10:00 a.m. local time on the second (2nd) Business Day following the date on which all the conditions to Closing in Articles V and VI are satisfied or waived, or at such other place, such other date or at such other time as may be mutually agreed upon in writing by the Parties (the day on which the Closing takes place being the “Closing Date”).  Notwithstanding anything to the contrary herein, the Closing will be deemed to have taken place at 6:00 p.m. (EST) on the Closing Date (the “Effective Time”).

2.4         Deliveries of the Seller at Closing.  Subject to the conditions to the obligations of the Seller in Article VI, at the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(a)           duly executed assignments of uncertificated interests effecting the transfer of the Equity Interests from the Seller to the Buyer; and

(b)           all of the certificates, resignations, agreements, documents and other instruments set forth in Article V.

2.5         Deliveries of Buyer at Closing.  Subject to the conditions to the obligations of the Buyer in Article V, at the Closing, the Buyer shall:

(a)           pay the Purchase Price in accordance with Section 2.2; and

(b)           deliver to the Seller all of the certificates, agreements, documents and other instruments set forth in Article VI hereof.

2.6         Closing Date Balance Sheet.

(a)           Within the later of (i) ninety (90) days following the Closing Date and (ii) thirty (30) days following the delivery of the Audited Financial Statements in accordance with Section 7.6(a), the Buyer shall prepare and deliver to the Seller a working capital statement setting forth the Net Working Capital of the Business as of the Effective Time (the “Closing Working Capital Statement”), which statement shall be derived from a balance sheet of the Business as of the Effective Time, prepared using accounting principles generally accepted in the United States consistently applied (“GAAP”) and as modified by the accounting practices, principles and methodologies reflected in Schedule 2.6(a).  Schedule 2.6(b) is an example calculation of the Net Working Capital of the Business as of the date indicated.  The Net Working Capital of the Business as of the Effective Time shall be calculated in a manner consistent with Schedule 2.6(b).  The Buyer shall provide the Seller and its accountants full access to the Books and Records, any other information, including the work papers of its accountants, and to any employees, to the extent necessary for the Seller to review the Closing Working Capital Statement.  The Buyer agrees that following the Closing and prior to the determination of the Final Closing Working Capital Statement, it shall neither alter nor destroy any of the Books and Records on which the Closing Working Capital Statement is to be based.

(b)           The Seller shall, within thirty (30) days after the delivery by the Buyer of the Closing Working Capital Statement (the “Seller’s Review Period”), complete its review of Net Working Capital reflected on the Closing Working Capital Statement.  The Closing Working Capital Statement shall be binding and conclusive upon, and deemed accepted by, the Seller unless the Seller shall have notified the Buyer in writing prior to the expiration of the Seller’s Review Period of any good faith objection thereto, which written objection can only be that Net Working Capital, as reflected on the Closing Working Capital Statement, has not been prepared in accordance with Section 2.6(a) or contains mathematical errors on its face (the “Seller’s Objection”); provided, that the Seller may not deliver more than one Seller’s Objection and may not amend its Seller’s Objection once it has been delivered to the Buyer.  The Seller’s Objection shall set forth a specific description of the basis of Seller’s Objection and the specific adjustments to Net Working Capital reflected on the Closing Working Capital Statement which the Seller believes should be made.  Notwithstanding the foregoing (i) any items not disputed in a valid Seller’s Objection shall be deemed to have been accepted by the Seller, (ii) the Seller or the Buyer, as the case may be, shall within five (5) Business Days of the date of the expiration of Seller’s Review Period make the Adjustment Payment required by Section 2.6(e) with respect to such undisputed items, and (iii) the Seller and the Buyer agree that neither Party shall object to or otherwise challenge the Working Capital Amount.

(c)           If the Seller and the Buyer are unable to resolve all of their disputes with respect to the Closing Working Capital Statement within fifteen (15) days following the Buyer’s receipt of the Seller’s Objection to such Closing Working Capital Statement pursuant to Section 2.6(b), they shall refer their remaining differences to Grant Thornton LLP or another internationally recognized firm of independent public accountants as to which the Seller and the Buyer mutually agree (the “CPA Firm”) for decision, which decision shall be final and binding on the Parties upon delivery of the written opinion set forth in sub-clause (iii) below.  The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:

  (i)           Within fifteen (15) days following the expiration of the period referred to in paragraph (c) above, the Seller shall submit any unresolved portion of the Seller’s Objection to the CPA Firm in writing (with a copy to the Seller), supported by any documents and/or affidavits upon which it relies.

  (ii)           Within fifteen (15) days following the Seller’s submission of the unresolved portion of Seller’s Objection as specified in sub-clause (i) above, the Buyer shall submit its response to the CPA Firm in writing (with a copy to the Seller), supported by any documents and/or affidavits upon which it relies.

  (iii)           The CPA Firm shall deliver its written opinion within twenty (20) days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary, but not to exceed thirty (30) days.  The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved portion of the Seller’s Objection.  The Buyer and the Seller shall make readily available to the CPA Firm all relevant Books and Records and any work papers (including those of the Parties’ respective accountants) relating to the Closing Working Capital Statement and all other items reasonably requested by the CPA Firm.

Any expenses relating to the engagement of the CPA Firm shall be allocated between the Buyer and the Seller so that the Seller’s share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by the Seller to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by the Seller to the CPA Firm.  The Seller and the Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Closing Working Capital Statement.

(d)           The Closing Working Capital Statement shall become final and binding on the Parties upon the earliest of (i) if no Seller’s Objection has been given, the expiration of the Seller’s Review Period, (ii) agreement in writing by the Seller and the Buyer that the Closing Working Capital Statement, together with any modifications thereto agreed by the Seller and the Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Working Capital Statement.  The Closing Working Capital Statement, as submitted by the Buyer if no timely Seller’s Objection has been given or as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the CPA Firm, is herein referred to as the “Final Closing Working Capital Statement.”

(e)           Within five (5) Business Days following the determination of the Final Closing Working Capital Statement, the net adjustment payment payable pursuant to this Section 2.6(e) (the “Adjustment Payment”) and interest thereon shall be paid by wire transfer of immediately available funds to a bank account designated by the Seller or the Buyer, as the case may be, to the extent such amount was not previously paid by the Buyer or the Seller, as the case may be, pursuant to Section 2.6(b).  The Adjustment Payment shall be equal to (x) Net Working Capital, as reflected on the Final Closing Working Capital Statement, minus (y) the Working Capital Amount.  The Adjustment Payment shall be payable by the Buyer to the Seller if positive, and by the Seller to the Buyer if negative.  The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment.  Any adjustment or non-adjustment to the Purchase Price shall not form the basis for any claim for damages pursuant to this Agreement.  The Parties’ payment obligations under this Section 2.6 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements, and any right or alleged right of indemnification hereunder or for any other reason or under any other agreement.

2.7         Excluded Assets.  Prior to the Closing, the Seller shall use all reasonable efforts to cause the Acquired Companies, as applicable, to assign and transfer to the Seller or an Affiliate of the Seller (other than an Acquired Company), which assignment and transfer shall be effective immediately prior to the Effective Time, (i) all of the cash and cash equivalents on hand at the Effective Time, wherever located, including bank balances and cash and cash equivalents in bank accounts, monies in the possession of banks, savings and loans or trust companies and similar cash items on hand at the Effective Time, but excluding (A) escrow monies and funds held in trust, (B) security deposits in the possession of landlords, utility companies or Government Authorities and (C) customer prepayments, (ii) investment securities and other short- and medium-term investments of the Acquired Companies, (iii) the real property and improvements thereon located at 1902 Federal Road, Houston, Texas 77015, and (iv) the other assets and properties listed on Schedule 2.7 (collectively, the “Excluded Assets”).

2.8         Allocation of Purchase Price.  The Purchase Price shall be allocated among the LP Interests, the Membership Interests and the covenant not to compete provided by the Seller under Section 7.12(a) to the extent required for federal income tax purposes (the “Final Allocation”).  The Final Allocation shall, subject to Section 7.5(f), be prepared by the Buyer and furnished to the Seller within twenty (20) Business Days after the date on which the Final Closing Working Capital Statement is determined.  The Final Allocation shall become part of this Agreement for all purposes.  In the event that an election is made by the Seller and the Buyer under Section 338(h)(10) of the Code (as provided in Section 7.5(f)), the Buyer shall prepare and furnish to the Seller at the time of delivery of the Section 338(h)(10) Notice a schedule determining the ADSP in a manner consistent with the allocation of the Purchase Price to the Membership Interests and the LP Interests in the Final Allocation and allocating the ADSP among the Assets (the “Initial Section 338(h)(10) Allocation”).  The Initial Section 338(h)(10) Allocation shall be deemed accepted by the Seller as the “Final Section 338(h)(10) Allocation” unless the Seller shall have notified the Buyer in writing within thirty (30) days of any good faith objection thereto.  If the Seller and the Buyer are unable to resolve all of their disputes with respect to the determination and allocation of ADSP within fifteen (15) days following the Buyer’s receipt of the Seller’s notice of objection the Initial Section 338(h)(10) Allocation, the matter shall be referred to an internationally recognized firm of independent public accountants as to which the Seller and the Buyer mutually agree and resolved in accordance with the procedure set forth in Section 2.6(c) for determining the Final Closing Working Capital Statement and the allocation of ADSP determined by such accounting firm shall be the Final Section 338(h)(10) Allocation.  The Parties shall prepare and file all Income Tax Returns (including, if applicable, Internal Revenue Service Form 8594, Asset Acquisition Statement Under Section 1060, and Internal Revenue Service Form 8883, Asset Allocation Statement Under Section 338) consistently with the Final Allocation and the Final Section 338(h)(10) Allocation.  Neither the Buyer nor the Seller shall take any position (whether in audits, Income Tax Returns, or otherwise) that is inconsistent with the Final Allocation or the Final Section 338(h)(10) Allocation unless required to do so by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby makes the following representations and warranties to the Buyer:

3.1         Organization and Qualification.

(a)           The Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

(b)           SWWR LP is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Texas, and has all requisite limited partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

(c)           SWWR GP is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

(d)           Southern Wire is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

(e)           Each of the Acquired Companies is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or license necessary, except where the failure to be so qualified or licensed or the failure to be in good standing would not have a Material Adverse Effect.  The respective jurisdictions in which each of the Acquired Companies is qualified or licensed to do business as a foreign entity are set forth on Schedule 3.1.

(f)           True and complete copies of the (i) certificate of formation of SWWR LP and the Partnership Agreement, (ii) certificate of formation of SWWR GP and the Operating Agreement and (iii) certificate of formation of Southern Wire and the Southern Wire Operating Agreement (in each case, as amended to the date of this Agreement) (collectively, the “Charter Documents”), have been made available by the Seller for review by the Buyer.

3.2         Authorization.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding agreement of the Seller enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies, regardless of whether any such remedy is considered in a proceeding at law or equity (collectively, “Bankruptcy Laws and Equitable Principles”).  Each of the Ancillary Agreements will be duly authorized, executed and delivered by the Seller or one or more of its Affiliates, as applicable, and will constitute legal, valid and binding agreements of the Seller or Seller’s Affiliates, as applicable, enforceable against it in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

3.3         Capitalization of the Acquired Companies.

(a)           SWWR GP is the sole general partner of SWWR LP, and the Seller is the sole limited partner of SWWR LP.  All of the issued and outstanding GP Interests have been duly authorized and validly issued and are owned beneficially and of record by SWWR GP, free and clear of all Liens.  All of the issued and outstanding LP Interests have been duly authorized and validly issued and are owned beneficially and of record by the Seller, free and clear of all Liens.  The entire authorized capital of SWWR LP consists of the GP Interests and the LP Interests, and the GP Interests, and the LP Interests are the only issued and outstanding securities or partnership interests of SWWR LP.

(b)           The Seller is the sole member of SWWR GP.  All of the issued and outstanding Membership Interests have been duly authorized and validly issued and are owned beneficially and of record by the Seller, free and clear of all Liens.  The entire authorized capital of SWWR GP consists of the Membership Interests, and the Membership Interests are the only issued and outstanding securities or membership interests of SWWR GP.

(c)           SWWR LP is the sole member of Southern Wire.  All of the issued and outstanding membership interests of Southern Wire (the “Southern Wire Membership Interests”) have been duly authorized and validly issued and are owned beneficially and of record by SWWR LP, free and clear of all Liens.  The entire authorized capital of Southern Wire consists of the Southern Wire Membership Interests, and the Southern Wire Membership Interests are the only issued and outstanding securities or membership interests of Southern Wire.

(d)           There are no outstanding or authorized subscriptions, options, warrants, rights (including preemptive rights, conversion rights and exchange rights), calls, convertible securities or other agreements or commitments of any character relating to (i) the GP Interests or the LP Interests obligating SWWR LP to issue any securities of any kind, (ii) the Membership Interests obligating SWWR GP to issue any securities of any kind or (iii) the Southern Wire Membership Interests obligating Southern Wire to issue any securities of any kind.  There are no outstanding or authorized phantom securities, profit participation or similar rights with respect to SWWR LP, SWWR GP or Southern Wire.  Other than the Partnership Agreement, the Operating Agreement and the Southern Wire Operating Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the GP Interests, the LP Interests, the Membership Interests or the Southern Wire Membership Interests.

3.4         Subsidiaries.  Except for the GP Interests and the Southern Wire Membership Interests, none of the Acquired Companies holds or beneficially owns any other direct or indirect interest (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities issued by any Person.  Except for the Partnership Agreement and the Southern Wire Operating Agreement, there are no agreements or commitments by any Acquired Company for any interest in any Person.

3.5         No Conflict.  Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of the certificate of incorporation, certificate of formation, operating agreement, limited partnership agreement or other similar organizational document of the Seller or any Acquired Company; (b) violate any Law or any injunction, order or decree of any Governmental Authority to which the Seller or any Acquired Company is subject, except for any violations that would not have a Material Adverse Effect or prohibit or materially impair the Seller’s ability to perform its obligations under this Agreement; (c) result in the creation of any Lien on any of the Equity Interests; (d) result in the creation of any Lien (other than a Permitted Lien) on any of the Assets; (e) except as set forth on Schedule 3.5(e), violate, or be in conflict with, or constitute a default under, or result in the termination of, accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation, under any Material Contract; or (f) except as set forth on Schedule 3.5(f), require the Seller or any Acquired Company to obtain any consent or approval under any Material Contract.

3.6         Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Schedule 3.6, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or (c) as may be necessary as a result of facts or circumstances relating solely to the Buyer.

3.7         Financial Information.

(a)           Schedule 3.7(a) sets forth the (i) unaudited pro forma combined balance sheets of the Business as of December 31, 2009 and 2008 and the related unaudited pro forma combined profit and loss statements for the Business for the twelve-month periods ended December 31, 2009, 2008 and 2007 (collectively, the “Unaudited Annual Financial Information”) and (ii) unaudited pro forma combined balance sheet of the Business as of March 31, 2010 and the related unaudited pro forma combined profit and loss statement for the Business for the three-month period ended March 31, 2010 (the “Unaudited Interim Financial Information”) ((i) and (ii), collectively, the “Unaudited Financial Information”).

(b)           Schedule 3.7(b) will set forth when available under Section 7.6(a) (if such availability is prior to the Closing), the (i) Audited Financial Statements and (ii) Reviewed Financial Statements ((i) and (ii), if available prior to the Closing, collectively with the Unaudited Financial Information, the “Financial Information”).

(c)           The Financial Information (including all notes thereto) fairly presents in all material respects the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such Financial Information, and have been prepared from the Books and Records in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein), subject, in the case of (i) the Unaudited Annual Financial Information, to the absence of footnotes and statement of cash flows and the use of the Accounting Principles and (ii) the Unaudited Interim Financial Information, to normal recurring year-end adjustments, the absence of footnotes and the statement of cash flows and the use of the Accounting Principles.  The Seller makes no other representations with regard to the Financial Information.  The Buyer acknowledges that (a) the Unaudited Financial Information was prepared solely for the purpose of this Agreement and for the internal management purposes of the Seller, (b) the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information and (c) the Financial Information includes allocations and estimates not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods or indicative of such costs that will result following the Closing.

3.8         Absence of Certain Changes or Events.  Except as set forth on Schedule 3.8 or otherwise disclosed in this Agreement, since March 31, 2010, the Seller and the Acquired Companies, other than in the ordinary and usual course, have not, with respect to the Business:

(a)           sold, assigned, pledged or otherwise transferred any Assets that are material to the Business as a whole;

(b)           acquired an interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, which in any case is, individually or in the aggregate, material to the Business;

(c)           made any capital expenditures or commitments for any capital expenditures relating to the Business other than (i) in accordance with the Business’ capital expenditures plan previously provided to Buyer in writing, (ii) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (iii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (iii) not to exceed $125,000 in the aggregate;

(d)           materially modified or terminated any Material Contract (and, to the Seller’s Knowledge, no notice of termination or non-renewal of any Material Contract has been received by the Seller or any Acquired Company);

(e)           suffered any material damage, destruction or other casualty loss (whether or not covered by insurance);

(f)            except for increases in the ordinary course of business and consistent with past practice, or, if required by Law, existing employment agreements or collective bargaining agreements, increased the compensation payable or to become payable by the Seller or an Acquired Company, as the case may be, to any of the Employees or increased or modified any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by the Seller or an Acquired Company, as the case may be, for or with any such Employees;

(g)           made any change in any accounting method, practice or principle or in any system of internal accounting controls, or made any change to a Tax reporting position or made or changed any Tax election, other than as required by applicable accounting, Tax or regulatory authority applicable to the Business; or

(h)           entered into an agreement to do any of the foregoing.

3.9         Litigation.  Except as set forth on Schedule 3.9, there is no material action, suit or proceeding pending or, to the Seller’s Knowledge, threatened against the Seller (with respect to the Business) or any Acquired Company at law, in equity or otherwise, in, before, or by, any Governmental Authority.  There are no material unsatisfied judgments or material outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Assets or against the Seller (with respect to the Business) or any of the Acquired Companies.

3.10       Compliance with Law.  Except as set forth on Schedule 3.10, the Business is not being conducted in violation of any Law (including Laws respecting employment and employee practices, terms and conditions of employment, wages, hours of work and occupational safety and health), except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth on Schedule 3.10, all governmental approvals, permits and licenses required to conduct the Business have been obtained (except where the failure to obtain such approvals, permits or licenses would not have a Material Adverse Effect) and are in full force and effect and are being complied with in all material respects.  Notwithstanding the forgoing, no representation or warranty is made under this Section 3.10 in respect of any (i) matters relating to the Transferred Real Property, and compliance of the Transferred Real Property with Laws, which are addressed exclusively in Section 3.13, (ii) employee benefit matters which are addressed exclusively in Section 3.20, (iii) intellectual property matters which are addressed exclusively in Section 3.14, (iv) matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Assets which are addressed exclusively in Section 3.18 and (v) matters relating to Taxes which are addressed exclusively in Section 3.15.

3.11       Material Contracts.  Schedule 3.11 contains a complete and accurate list of all Contracts to which an Acquired Company or the Seller (with respect to the Business) is a party as of the date hereof:  (a) under which the Seller reasonably anticipates will involve aggregate payments for goods or services by or to any of the Acquired Companies of more than $250,000 in the next twelve (12) months; (b) for the lease of any real property; (c) that require the Business to deal exclusively with the counterparty or that prohibit the Business from competing in any product or geographic market; (d) for the lease of any personal property involving annual lease payments in excess of $75,000 per year; (e) relating to the purchase of any business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person) entered into within three (3) years from the date hereof; (f) relating to any employment, consulting or similar agreement requiring payment by the Business of base annual fees or compensation in excess of $75,000 to any Person; (g) evidencing Indebtedness; and (h) providing for capital expenditures after the date hereof in excess of $75,000, individually.  The Contracts listed (or required to be listed) on Schedule 3.11 are referred to collectively herein as the “Material Contracts.”  Each Material Contract is, as of the date hereof, valid and is in full force and effect in accordance with the terms of such Material Contract.  Except as set forth on Schedule 3.11, there is no material default or claim of material default by an Acquired Company under any Material Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by an Acquired Company or, to the Seller’s Knowledge, any other party thereto under any Material Contract, or would permit termination of any Material Contract, or result in the creation of a Lien (other than a Permitted Lien) on any of the Assets, other than such defaults, claims or events the effect of which would not have a Material Adverse Effect.

3.12       Title and Condition of Assets.

(a)           Except as set forth on Schedule 3.12 or as otherwise provided in this Agreement or the Ancillary Agreements, an Acquired Company owns, leases or has the legal right to use all of the Assets (excluding the Transferred Real Property, which is the subject of Section 3.13, and Intellectual Property, which is the subject of Section 3.14), and has good title to (or in the case of leased Assets, valid leasehold interest in) all Assets (excluding the Transferred Real Property, which is the subject of Section 3.13, and Intellectual Property, which is the subject of Section 3.14), free and clear of all Liens, except Permitted Liens.  Except (i) as set forth on Schedule 3.12 and (ii) for the Excluded Assets, the Assets, together with the rights granted to the Buyer pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute at the Effective Time substantially all of the assets necessary to conduct the Business in the same manner in all material respects as the Business is presently conducted.

(b)           Except as reflected in the Financial Information or as set forth on Schedule 3.12, the tangible assets used in operating the Business (excluding the Transferred Real Property, which is the subject of Section 3.13), taken as a whole, are in satisfactory and serviceable condition, subject to normal wear and tear.

3.13       Real Property.

(a)           Schedule 3.13(a) contains the correct legal description, street address or Tax parcel identification of all real property in which any of the Acquired Companies has an ownership interest (the “Owned Real Property”).  Schedule 3.13(a) describes and lists the name of the landlord of all real property leased or licensed for use by any of the Acquired Companies (the “Leased Real Property” and, collectively with the Owned Real Property, the “Transferred Real Property”) and the related leases entered into by any of the Acquired Companies.  An Acquired Company has ownership title to, or a valid leasehold interest in, the Transferred Real Property owned or leased by it, as the case may be, subject, in all cases, to Permitted Liens.

(b)           Except as set forth on Schedule 3.13(b), the Owned Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws (collectively, the “Transferred Real Property Laws”), and to the Seller’s Knowledge, the current use or occupancy of the Leased Real Property or operation of the Business thereon does not violate in any material respect any Transferred Real Property Laws.

(c)           To the Seller’s Knowledge, except as set forth on Schedule 3.13(c), the Owned Real Property is not encumbered by any matters of record other than those shown on the title commitments for the Owned Real Property dated on or about May 2008, which have been made available to Buyer.

(d)           Except for the Excluded Assets, the Transferred Real Property consists of all real property owned or leased for the benefit of the Business.

(e)           Except as set forth on Schedule 3.13(e), all buildings, structures and fixtures material to the operation of the Business as currently conducted thereon included in the Transferred Real Property, taken as a whole, are in satisfactory condition and repair and adequate for the operation of the Business as currently conducted thereon.

(f)           The representations and warranties contained in this Section 3.13 and Section 3.5, Section 3.11, Section 3.15 (as it relates to Taxes with respect to the Transferred Real Property) and Section 3.18 shall be the exclusive representations and warranties with respect to the Transferred Real Property, and notwithstanding any other provision contained in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the Transferred Real Property.

3.14       Intellectual Property.

(a)           Set forth on Schedule 3.14(a) is a list of all patents, registered trademarks, registered copyrights and all registration applications for the same, included in the Intellectual Property owned by an Acquired Company (collectively, the “Registered IP”), specifying as to each item, as applicable:  (i) the owner of the item; (ii) the jurisdiction in which the item is issued or registered or which any application for issuance or registration has been filed; (iii) the respective issuance, registration or application number of such item; and (iv) the date of application and issuance or registration of the item.

(b)           Schedule 3.14(b) lists, as of the date hereof, all licenses, sublicenses, consents and other written agreements (excluding shrink wrap or similar licenses with respect to off-the-shelf software) (i) by which an Acquired Company is authorized to use any material Intellectual Property, and (ii) by which an Acquired Company licenses or otherwise authorizes a third party to use any Intellectual Property owned by an Acquired Company (collectively, the “IP Contracts”).  Each IP Contract, as of the date hereof, is valid and is in full force and effect in accordance with the terms of such IP Contract.  Except as set forth on Schedule 3.14(b), there is, to the Seller’s Knowledge, no default or claim of default under any IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by an Acquired Company or, to the Seller’s Knowledge, any other party thereto under any IP Contract, or would permit modification, acceleration, or termination of any IP Contract, other than such defaults, claims or events the effect of which would not have a Material Adverse Effect.

(c)           Except as set forth on Schedule 3.14(c) and except with respect to the Intellectual Property assets described in Section 7.11, (i) an Acquired Company owns all right, title and interest in and to, or has a license, sublicense or permission to use, all of the Intellectual Property set forth on Schedules 3.14(a) and (b), free and clear of all material Liens (other than Permitted Liens); (ii) to the Seller’s Knowledge, the Acquired Companies have not received any notice, claim or demand alleging any misappropriation or infringement by any Acquired Company of any Intellectual Property of third parties; and (iii) to the Seller’s Knowledge, no third party is infringing the Intellectual Property owned by any of the Acquired Companies.

(d)           The representations and warranties contained in this Section 3.14 shall be the exclusive representations and warranties with respect to Intellectual Property matters and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to Intellectual Property matters.

3.15       Taxes.

(a)           Except as set forth on Schedule 3.15, the Seller has filed or caused to be filed in a timely manner all material Income Tax Returns and all Tax Returns (other than Income Tax Returns) required to be filed with respect to the Acquired Companies prior to the Effective Time (taking into account any applicable extension periods, including filing extensions currently in effect) and has paid or caused to be paid all Taxes shown to be due on such Tax Returns.  Such Income Tax Returns are accurate and complete in all material respects, and such Tax Returns (other than Income Tax Returns) are accurate and complete in all respects.  Except as set forth in Schedule 3.15, no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to an Acquired Company for any taxable year.  Except as set forth on Schedule 3.15, none of the Acquired Companies has any agreement with any Person regarding the filing of Tax Returns or relating to the sharing of Tax benefits or liabilities with such Persons.  Except as set forth on Schedule 3.15, none of the Acquired Companies is currently the subject of any audit or examination with respect to Taxes.  For federal Income Tax purposes, (i) SWWR GP is properly treated as an entity disregarded as separate from the Seller, (ii) SWWR LP is properly treated as a corporation, and (iii) Southern Wire is properly treated as an entity disregarded as separate from SWWR LP, and, each Acquired Company has been and will be so treated for all federal Income Tax periods ending on or prior to the Closing Date.

(b)           Each Acquired Company has collected or withheld all amounts required in the operation of the Business to be withheld by the Acquired Company and paid to a Governmental Authority for Taxes, including income, sales, excise, use and other Taxes, such as employee wage withholding and other employment Taxes, and to the extent required, the Acquired Company has paid the same to the proper Governmental Authority.

(c)           Except as set forth on Schedule 3.15, no Acquired Company is responsible for any Taxes under Treasury Regulations Sections 1.1361-4(a)(6), 1.1502-6, 301.7701-2(c)(2), 301.7701-2T or similar foreign, state or local principles.

(d)           Except for interests in SWWR LP, none of the Assets is treated, for federal Income Tax purposes, as an interest in any corporation or partnership.

(e)           No Acquired Company has (i) participated in any listed transaction or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 or (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code, or (iii) taken any position on a Tax Return that could give rise to a substantial underpayment of Tax under any provision of state or local Law similar to Section 6662 of the Code if such position would affect a position reportable on a Tax Return of an Acquired Company for a period ending after the Closing Date, or (iv) taken any position on a Tax Return that could give rise to a substantial underpayment of Tax under Section 6662 of the Code if such position would affect a position reportable on a Tax Return of an Acquired Company for a period ending after the Closing Date.

(f)           Except as set forth on Schedule 3.15, SWWR LP will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received other than in the ordinary course of its trade or business on or prior to the Closing Date.

(g)           SWWR LP is, and, on the Closing Date, will be a member of a consolidated group within the meaning of Treasury Regulation Section 1.1502-1(h) and is not the common parent of such group.

3.16       Accounts Receivable.  All Accounts Receivable, except for receivables from employees, represent bona fide sales of goods or services made in the ordinary course of business by the Acquired Companies, and the Acquired Companies (a) have performed all of their respective material obligations concerning the goods or services to which such Accounts Receivable relate other than obligations relating to warranties and guarantees made in connection with goods sold which remain in force, and (b) are legally entitled to collect such Accounts Receivable in accordance with their terms, subject to the reserves for Accounts Receivable set forth in the Financial Information, as of the date hereof, or the Final Closing Working Capital Statement, as of the Effective Time.

3.17       Inventory.  Except as set forth on Schedule 3.17, the Inventory, in all material respects, is usable and saleable in the ordinary course of business and exists in quantities which do not materially exceed levels which are reasonable in the present circumstances of the Business, subject to reserves for obsolete and slow-moving Inventory set forth in the Financial Information, as of the date hereof, or the Final Closing Working Capital Statement, as of the Effective Time.

3.18       Environmental Matters.  Except as set forth on Schedule 3.18 or in the Environmental Reports or as would not have a Material Adverse Effect:

(a)           The Assets are in material compliance with all applicable Environmental Laws and all material permits, certifications, licenses, approvals, registrations and authorizations required by the Environmental Laws (“Environmental Permits”).

(b)           Neither the Seller nor any Acquired Company have received in connection with the Assets any unresolved written notice of any citation, summons, order, complaint, penalty, investigation or review by any Governmental Authority (i) with respect to any alleged violation by an Acquired Company of any Environmental Law, (ii) with respect to any alleged failure of an Acquired Company to have any Environmental Permit or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

(c)           The Seller has provided the Buyer with access to all “Phase I” and “Phase II” environmental site assessments regarding the Transferred Real Property in the possession of the Seller or an Acquired Company prepared in accordance with ASTM standards, and to copies of the soil and ground water studies relating to environmental conditions on the Transferred Real Property, that were prepared by third parties during the five (5) year period ending on the date hereof.

(d)           The representations and warranties contained in this Section 3.18 shall be the exclusive representations and warranties with respect to environmental matters (including environmental liabilities or obligations, Environmental Laws, Environmental Permits and Hazardous Substances) and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.

3.19       Labor Matters.

(a)           (i) No Acquired Company is a party to any labor agreement or collective bargaining agreement respecting the Employees; (ii) no labor strike, work stoppage, slowdown, or other material labor dispute involving the Business is underway or, to Seller’s Knowledge, threatened; (iii) to the Seller’s Knowledge, in the prior three (3) year period, no labor organization or group of employees of the Business has filed any representation petition or made any written demand for recognition; (iv) there are no pending, or to the Seller’s Knowledge, threatened citations filed by any Governmental Authority, including the Occupational Safety and Health Administration, with respect to an Acquired Company relating to employees who are or were employed in the Business, except for pending or threatened citations which, individually or in the aggregate, would not have a Material Adverse Effect; (v) there are no pending, or to the Seller’s Knowledge threatened, investigations or audits (other than Tax audits which are the subject of Section 3.15) by any Government Authority of an Acquired Company with respect to employees who are or were employed in the Business, including investigations regarding Fair Labor Standards Act compliance and audits by the Office of Federal Contractor Compliance Programs; (vi) there are no pending material claims or complaints, or to the Seller’s Knowledge, threatened material claims or complaints made against an Acquired Company by either a Governmental Authority or an employees who is or was employed in the Business, including any material claims relating to sexual harassment, discrimination or retaliation; and (vii) all current and former employees of any Acquired Company have been, or will have been on or before the Closing Date, paid in full (or accruals will have been made in accordance with GAAP consistently applied that are adequate in all material respects) for all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and any other compensation for all services performed by them and accrued up to the Closing Date, payable in accordance with the obligations of the Acquired Company under any Law, employment or labor practice and policy, or individual agreement to which the Acquired Company is a party, or by which the Acquired Company is bound.

(b)           Since January 1, 2006, no Acquired Company has effectuated (i) a “plant closing” (as defined in the U.S. Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used in the Business, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility used in the Business, nor has an Acquired Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(c)           Schedule 3.19(c) lists all employees of the Acquired Companies as of April 23, 2010 and, as applicable, their respective job titles, dates of employment, current base rates of compensation, the applicable annual bonus plan in which such employee participates, and location.

3.20       Employee Benefit Matters.

(a)           All benefit or compensation plans, contracts and arrangements maintained for the benefit of the Employees (or any other individual service provider to the Acquired Companies) of any kind, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and plans of incentive, severance or deferred compensation (the “Benefit Plans”), are listed on Schedule 3.20(a).  True and complete copies of any Benefit Plans, including any trust instruments and insurance contracts forming a part of any such Benefit Plans, and all amendments thereto have been provided or made available to Buyer.  Except as set forth on Schedule 3.20(a), no Benefit Plan is sponsored or maintined solely by an Acquired Company.

(b)           Except as would not, either individually or in the aggregate, result in any liability to the Acquired Companies:

  (i)           No Asset is subject to any Lien under ERISA Section 302(f) or Code section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

  (ii)           Neither the Seller nor any other employer (an “ERISA Affiliate”) that is, or was at any time after January 1, 2004, together with the Seller, treated as a “single employer” under section 414(b), 414(c) or 414(m) of the Code, has incurred any liability under Title IV of ERISA which could subject the Acquired Company, the Buyer or any Asset to such liability.

  (iii)           Neither the Seller nor any ERISA Affiliate, while an ERISA Affiliate, has any currently outstanding withdrawal liability, within the meaning of Section 4201 of ERISA, any currently outstanding contingent withdrawal liability under Section 4204 of ERISA, or any potential liability associated with any reasonably anticipated insolvency or restructuring, to any multiemployer pension plan within the meaning of Section 3(37) of ERISA, which liability could reasonably be expected to become a liability of the Acquired Companies or the Buyer, or to impose any Lien which in the aggregate would have a Material Adverse Effect.  There are no outstanding contributions due to any such multiemployer plan by Seller or any ERISA Affiliate. No contributions are required to be made to any multiemployer pension plan on behalf of any Employee.

(c)           All Benefit Plans are in material compliance with ERISA, to the extent applicable, and any other applicable Law and their terms.  There is no material pending litigation, audits or investigations relating to the Benefit Plans.  There are no outstanding contributions past due to the Benefit Plans.

(d)           The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal Income Taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the Seller’s Knowledge, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect that, to the Seller’s Knowledge, would adversely affect its qualification.

(e)           No “reportable event” (as defined under ERISA) has occurred within the prior six (6) years with respect to any Pension Plan established or maintained by Seller or any of its ERISA Affiliates, and no such reportable event will occur as a result of the execution of this Agreement or the transactions contemplated by this Agreement.  No Employee participates in any Benefit Plan that is a defined benefit pension plan established or maintained by the Seller or any of its ERISA Affiliates.

(f)           Except as set forth on Schedule 3.20(f), the consummation of the transactions contemplated by this Agreement will not by themselves or in combination with any other event (without regard to whether such event has or may occur) (i)  entitle any Employee or other Person to severance pay, unemployment compensation or any other payment, benefit or award under a Benefit Plan (or any increase in the amount of a payment, benefit or award under a Benefit Plan), (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due to any Employee or other Person under a Benefit Plan or (iii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g)           Except as required by applicable Law, no Benefit Plan provides for continuation of post-employment welfare benefits of any kind for Employees.

(h)           Each Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

3.21       Brokers and Finders.  No finder, broker, agent, consultant or other intermediary, acting on behalf of the Seller or any of the Acquired Companies, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.22       Bank Accounts.  Schedule 3.22 contains an accurate and complete list of (i) the names and addresses of each bank or other financial institution in which an Acquired Company has an account; (ii) the account numbers of such accounts; and (iii) the authorized signatories on each such account.

3.23       Indebtedness.  None of the Acquired Companies will have any Indebtedness outstanding at the Effective Time.

3.24       Transactions with Certain Persons.  Except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered pursuant hereto or thereto and (ii) the contracts, agreements or licenses set forth on Schedule 7.13, all material Contracts between any of the Acquired Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, are set forth on Schedule 3.24.

3.25       Books and Records.  The Books and Records are correct and complete in all material respects.  The minute books of the Acquired Companies contain accurate and complete records of all meetings, or actions taken by written consent, of the members or partners, the board of directors or managers and any committees thereof, of each Acquired Company, and no meeting, or action by written consent in lieu of such meeting, of any such members or partners, board of directors or managers or committee thereof, has been held for which minutes have not been prepared and not contained in the minute books.  At the Closing, the Books and Records will be in possession of the Acquired Companies.

3.26       Insurance.

(a)           Schedule 3.26(a) sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Acquired Companies or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Acquired Companies during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained).  To the Seller’s Knowledge, there are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)           Schedule 3.26(b) describes any self-insurance arrangement by or affecting the Acquired Companies, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three (3) years.

(c)           All Policies are in full force and effect and are enforceable in accordance with their terms against the Seller or an Acquired Company, as applicable, and to the Seller’s Knowledge, against the other Persons party thereto, subject to the effect of Bankruptcy Laws and Equitable Principles.

(d)           All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  Neither the Seller nor any Acquired Company has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy.  Neither the Seller nor an Acquired Company is in material breach of or default under any Policy, and, to the Seller’s Knowlege, no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or a default or entitle any insurer to terminate or cancel any Policy.

3.27       Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.27, none of the Acquired Companies has any material liability of a nature required by GAAP to be recorded or disclosed on a balance sheet except for (i) liabilities reflected in the Financial Information, (ii) liabilities arising under Material Contracts or contracts entered in the ordinary course of business and consistent with past practice that are not required to be disclosed on Schedule 3.11 due to dollar thresholds, (iii) liabilities arising out of matters reflected on Schedule 3.9 or (iv) current liabilities incurred after March 31, 2010 in the ordinary course of business consistent with past practice, and (v) Permitted Liens.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Seller:

4.1         Incorporation and Authority.  The Buyer is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes a legal, valid and binding agreement of the Buyer enforceable against it in accordance with its terms, subject to the effect of Bankruptcy Laws and Equitable Principles.  Each of the Ancillary Agreements will be duly authorized, executed and delivered by the Buyer or one or more of its Affiliates, as applicable, and will constitute legal, valid and binding agreements of the Seller or Buyer’s Affiliates, as applicable, enforceable against it in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

4.2         Investment Representation.  The Buyer is acquiring the Equity Interests solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer acknowledges that the Equity Interests are not registered under the Securities Act or any applicable state securities law or other Laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  The Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.  The Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of purchasing the Equity Interests.  The Buyer acknowledges that it has been afforded:  (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Seller and the Acquired Companies concerning the merits and risks of investing in the Acquired Companies; (b) access to information about the Acquired Companies, their respective results of operations, financial condition and cash flow, and business, in each case sufficient to enable the Buyer to evaluate whether to proceed with the execution and delivery of this Agreement and the purchase of the Equity Interests; and (c) the opportunity to obtain such additional information that either the Seller (with respect to the Business) or the Acquired Companies possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the purchase of the Equity Interests.

4.3         Consents and Governmental Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth on Schedule 4.3, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements or (c) as may be necessary as a result of facts or circumstances relating solely to the Seller.

4.4         No Conflict.  Neither the execution and delivery of this Agreement or the Ancillary Agreements to which the Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will (a) violate or conflict with any provisions of the certificate of incorporation or bylaws of the Buyer, (b) violate any Law applicable to the Buyer or any injunction, order or decree of any Governmental Authority to which the Buyer is subject, or (c) violate, or be in conflict with, or constitute a default under, or result in the termination of, accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation, under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, or other agreement to which the Buyer is a party; except, in the case of clause (b), for any violations, breaches, defaults or other matters that would not have a Material Adverse Effect or prohibit or materially impair the Buyer’s ability to perform its obligations under this Agreement.

4.5         Brokers and Finders.  No finder, broker, agent, consultant or other intermediary, acting on behalf of the Buyer, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

4.6         Financial Capability.  The Buyer has sufficient funds or capital commitments in place to purchase the Equity Interests on the terms and conditions contained in this Agreement and will have such funds or capital commitments on the Closing Date.

4.7         Regulatory Matters.  The Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might materially affect its ability to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.8         Litigation.  There is no suit, investigation, action or other proceeding pending or, to Buyer’s Knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against the Buyer which would materially restrict or limit the ability of the Buyer to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

4.9         Knowledge.  As of the date hereof, the Buyer has no Knowledge of any inaccuracy in the representations and warranties of the Seller or any matter which would give rise to a right to assert a claim pursuant to any indemnification obligation of the Seller.

ARTICLE V
CONDITIONS TO THE BUYER’S OBLIGATIONS

The obligations of the Buyer at Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by the Buyer):

5.1         Governmental Consents; Other Consents.

(a)           All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Buyer and the Seller to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby and thereby shall have occurred.

(b)           The Material Consents shall have been obtained.

5.2           No Law or Action.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting consummation of such transactions.  There shall be no claim, action, suit, arbitration or proceeding brought by any Governmental Authority pending or threatened and seeking to (i) prevent or restrain consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded after the Closing.

5.3           Representations and Warranties; Covenants; No Material Adverse Effect.  (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct (without giving effect to any materiality limitations set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Seller which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or prior to the Closing shall have been complied with in all material respects; (iii) no Material Adverse Effect shall have occurred since the date hereof; and (iv) the Buyer shall have received a certificate from the Seller as to the matters set forth in clauses (i), (ii) and (iii) above signed by a duly authorized officer of the Seller.

5.4           Resignation of Officers and Directors.  Each officer and member of the board of directors of each Acquired Company shall have resigned, effective as of the Closing Date.

5.5           FIRPTA Certificate.  The Seller shall have executed and delivered to the Buyer an affidavit of the Seller in form substantially in the form of Exhibit E and satisfactory to counsel to the Buyer stating, under penalties of perjury, the Seller's United States taxpayer identification number and that the Seller is not a foreign person for purposes of Section 1445 of the Code.

5.6           Lease Agreement.  The Seller or one of its Affiliates shall have executed and delivered to the Buyer the Lease Agreement.

5.7           Transition Services Agreement.  The Seller shall have executed and delivered to the Buyer the Transition Services Agreement.

5.8           Supply Agreement.  The Seller shall have executed and delivered to the Buyer the Supply Agreement.

ARTICLE VI
CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligations of the Seller at Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived in writing by the Seller):

6.1         Governmental Consents.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Buyer and the Seller to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby and thereby shall have occurred.

6.2         No Law or Action.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting consummation of such transactions.  There shall be no claim, action, suit, arbitration or proceeding brought by any Governmental Authority pending or threatened and seeking to (i) prevent or restrain consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded after the Closing.

6.3         Representations and Warranties, Covenants.  (i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality limitation set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Buyer which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Buyer at or prior to the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Buyer as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Buyer.

6.4         Purchase Price.  The Buyer shall have paid the Purchase Price to the Seller in accordance with Section 2.2.

6.5         Lease Agreement.  The Buyer or an Acquired Company shall have executed and delivered to the Seller the Lease Agreement.

6.6         Transition Services Agreement.  The Buyer or an Acquired Company shall have executed and delivered to the Seller the Transition Services Agreement.

6.7         Supply Agreement.  The Buyer or an Acquired Company shall have executed and delivered to the Seller the Supply Agreement.

ARTICLE VII
ADDITIONAL COVENANTS OF THE PARTIES

7.1         Conduct of the Business Prior to the Closing.

(a)           Prior to the Closing, the Seller covenants and agrees that, except with the prior written consent of the Buyer, the Seller will cause each of the Acquired Companies to:

  (i)          maintain its corporate existence and carry on the Business in the ordinary course of business consistent with past practice and in accordance with this Agreement;

  (ii)         use commercially reasonable efforts consistent with past practice to preserve intact its present business organization, keep available the services of all present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it;

  (iii)        maintain the Assets in the same state of repair, order and condition as such Assets are on the date hereof, subject to normal wear and tear;

  (iv)        maintain the Books and Records in accordance with past practice; and

  (v)         maintain in full force and effect all material governmental approvals, permits and licenses required to conduct the Business.

(b)           Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by the Buyer, the Seller covenants and agrees that it and the Acquired Companies shall not, other than in the ordinary course of business, undertake any of the following with respect to the Business or the Acquired Companies:

  (i)           adopt or propose any amendment to any of the Charter Documents;

  (ii)           issue or authorize for issuance any additional Equity Interests or other securities of any Acquired Company or make any change in any issued and outstanding Equity Interest or other security of any Acquired Company, or redeem, purchase or otherwise acquire any Equity Interest or other security of any Acquired Company;

  (iii)          acquire or dispose of any Assets exceeding $25,000 in the aggregate;

  (iv)          create a Lien (other than a Permitted Lien) on any of the Assets;

  (v)           enter into any lease of real or personal property involving a rental obligation exceeding $75,000 per annum in the aggregate;

  (vi)          except for increases in the ordinary course and in accordance with past practices, or if required by Law, existing employment agreements or collective bargaining agreements, materially increase the rate of compensation or the benefits payable to any of the Employees, modify or terminate any existing Benefit Plan or establish, adopt or enter into any new Benefit Plan;

  (vii)         (A) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract or (B) enter into any Contract, which, if in effect on the date hereof, would have been required to be set forth on the date hereof would have been required to be set forth on Schedule 3.11;

  (viii)        make any new commitment or increase any previous commitment for capital expenditures for the Business other than (A) in accordance with the Business’ capital expenditures plan previously provided to the Buyer in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $50,000 in the aggregate;

  (ix)          assume, incur or guarantee any Indebtedness, except for endorsements for collection in the ordinary course of business, or modify the terms of any existing Indebtedness;

  (x)           make any change in any accounting method, practice or principle or in any system of internal accounting controls, make any change to a Tax reporting position or make or change any Tax election other than as required by applicable accounting, Tax or regulatory authority;

  (xi)          be party to (A) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company or (B) any purchase of all or any substantial portion of the Assets or Equity Interests or other securities of any Acquired Company; or

  (xii)         enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(c)           Nothing in this Agreement shall diminish the Seller’s sole title to the Business or the Acquired Companies or shall be construed to limit the Seller’s discretion to operate the Business or the Acquired Companies in the ordinary course, or shall give the Buyer any ownership rights to the Equity Interests or the Assets, before the Effective Time.

(d)           The Buyer acknowledges that the Acquired Companies may transfer, by way of a dividend or otherwise, the Excluded Assets out of the Business prior to Closing and, it is intended that to the extent practicable, the Excluded Assets relating to the Business will be transferred out of the Business by way of dividend or otherwise prior to Closing.

7.2         Access to Information.

(a)           The Seller shall permit, and shall cause the Acquired Companies to permit, the Buyer and its representatives, after the date of this Agreement until the Closing, to have reasonable access, during regular business hours and upon reasonable advance notice, to (i) the Transferred Real Property (subject to the Seller’s right to have its representatives accompany the Buyer’s representatives and subject to other reasonable rules and regulations of the Seller), including the right to perform reasonable “Phase I” environmental site assessments; provided, however, the Buyer shall not be permitted to perform any “Phase II” environmental site assessments or other testing, sampling or investigations without the Seller’s prior written consent, which consent shall be granted in the Seller’s reasonable discretion, (ii) the offices, facilities, properties and the financial, accounting, Tax and other books and records of the Seller (but only to the extent such books and records relate to the Business) and the Acquired Companies and (iii) the appropriate management personnel of the Seller and the Acquired Companies and the accountants, auditors and agents thereof.  The Seller shall furnish, or cause to be furnished, to the Buyer any financial and operating data and other information with respect to the Business or the Acquired Companies as the Buyer shall from time to time reasonably request.

(b)           It is expressly understood by the Parties that, notwithstanding the provisions of Section 7.2(a), the Seller, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties, or possible waivers of any applicable attorney-client privileges; (ii) to any formulae, recipes, know-how, operating instructions or other proprietary knowledge of the Seller or any of its Affiliates with respect to the products, materials and services used in or produced by the Business; or (iii) in the event Buyer is in material breach of this Agreement.  With respect to any parties with which the Seller or any Acquired Company has a direct or indirect contractual relationship, and any Governmental Authorities with jurisdiction over or that regulates the Seller, any Acquired Company, the Business or the Transferred Real Property, the Buyer shall not make any independent inquiry with respect to the Seller, any Acquired Company, the Business or the Transferred Real Property without the Seller’s prior written consent and, to the extent the Seller consents thereto, all such inquiries shall be conducted jointly by the Seller and the Buyer.

(c)           All information provided or obtained pursuant to clause (a) above shall be held by the Buyer in accordance with, and subject to the terms of, and shall constitute “Evaluation Material” under, the Confidentiality Agreement, dated March 5, 2009, between the Buyer and the Seller (the “Confidentiality Agreement”).  The Parties hereby agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof until the Closing, and if the Closing shall occur the Confidentiality Agreement will terminate at the Closing.

7.3         Registrations, Filings and Consents.

(a)           Subject to the Seller’s and the Buyer’s additional obligations under paragraph (b) and (c) below, the Seller and the Buyer will cooperate and use commercially reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby; provided, however, that neither the Seller nor any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person; and provided, further, that the Buyer shall not bear the costs of obtaining any consents necessary for the consummation of the transaction contemplated hereby with respect to any Asset.

(b)           Each of the Buyer and the Seller shall as promptly as practicable comply with the laws and regulations of any Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, advice, order or authorization of, or registration, declaration or filing with, such Governmental Authority is necessary.  The Buyer and the Seller shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing.  The Buyer and the Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.  The Buyer and the Seller shall bear the costs and expenses of their respective filings contemplated in this Section 7.3(b); provided, however, that the Buyer and the Seller shall each pay one-half of the filing fees in connection therewith.

(c)           Each of the Buyer and the Seller agrees that it will, if necessary to enable the Seller and the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use commercially reasonable efforts to defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable.

7.4         Further Assurances; Cooperation.  At any time after the date hereof, the Seller and the Buyer shall promptly execute, acknowledge and deliver any other assurances or documents or take any other actions reasonably requested by the Buyer or the Seller, as the case may be, and necessary for the Buyer or the Seller, as the case may be, to satisfy its obligations hereunder.  The Seller and the Buyer shall each use their respective commercially reasonable efforts to cause the conditions to their respective obligations set forth in Articles V and VI to be satisfied at or prior to Closing.

7.5         Tax Matters.

(a)           The Seller shall cause to be prepared and timely filed all Income Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending prior to or on the Closing Date (“Prior Period Income Tax Returns”) and shall pay or cause to be paid all Income Taxes shown to be due on such Prior Period Income Tax Returns.  The Prior Period Income Tax Returns shall be prepared, where relevant, in a manner consistent with the Seller’s past practices except as otherwise required by Law.  The Buyer shall make available to the Seller (and to the Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by the Seller to prepare the Prior Period Income Tax Returns.  For avoidance of doubt, the Parties acknowledge that the federal Income Tax liability of the Acquired Companies for taxable periods ending prior to or on the Closing Date will be determined by the Seller and reported on the Seller’s consolidated federal Income Tax Return.

(b)           The Buyer shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies and the Assets (other than a Prior Period Income Tax Return), including any Straddle Period Tax Return, and shall pay all Taxes related thereto; provided, however, that the Seller shall reimburse the Buyer for the portion of any Income Taxes allocable to a Pre-Closing Period to the extent that such Income Taxes are not reflected in the Final Closing Working Capital Statement or paid by the Seller or an Acquired Company prior to the Closing (including amounts paid in respect of estimated Income Taxes).  The Seller shall make available to the Buyer (and to the Buyer’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the determination of Taxes of the Acquired Companies reasonably requested by the Buyer to prepare such Tax Returns.  The Buyer shall deliver to the Seller, for its review and comment, a draft of each Straddle Period Income Tax Return at least sixty (60) days prior to the applicable filing deadline of such Straddle Period Income Tax Return, together with a proposed calculation of the Income Taxes shown to be due on such Straddle Period Income Tax Return that are allocable to the Pre-Closing Period.  Within twenty-one (21) days following receipt thereof, the Seller shall deliver to the Buyer written notice of any objection with respect to the calculation of Income Taxes shown to be due on such Straddle Period Income Tax Return or the portion of such Taxes allocable to the Pre-Closing Period.  If the Parties are unable to resolve any disputes with respect to such calculations within fourteen (14) days following delivery of the Seller’s notice of objection, such dispute shall be submitted to the CPA Firm for resolution, which resolution shall be final and binding upon the Parties.  The fees and expenses of the CPA Firm in connection with its view and resolution of the dispute shall be split evenly between the Parties.  Income Taxes for any Straddle Period shall be allocated to the Pre-Closing Period on the basis of an interim closing of the books method as of the Effective Time.  The Buyer and Seller shall share any Straddle Period Income Tax refunds in the same proportion as they shared the Straddle Period Income Taxes to which such Income Tax refunds relate.  The Buyer shall remit any such apportioned Straddle Period Income Tax refund to the Seller within five (5) Business Days of its receipt thereof.

(c)           Following the Closing, and to the extent not reflected in the Final Closing Working Capital Statement, the Seller shall indemnify and hold the Buyer and the Acquired Companies harmless from and against (i) any Income Taxes of the Acquired Companies related to Prior Period Income Tax Returns (other than Income Taxes arising from transactions out of the oridinary course of business of the Acquired Companies that occur after the Effective Time) and (ii) any Income Taxes of any other person for which any of the Acquired Companies may become liable pursuant to Treasury Regulations Section 1.1502-6 (or analogous provisions of state or local law) as a result of being a member of a consolidated, combined or unitary group of corporations prior to the Closing Date.

(d)           The Buyer shall promptly notify the Seller following receipt of any notice of audit or other proceeding relating to any matter for which the Seller may be required to indemnify the Buyer and the Acquired Companies pursuant to Section 7.5(c).  The Seller shall have the right to control any and all audits or other proceedings relating to any taxable period that ends on or before the Closing Date, including a proceeding arising from the filing of any amended Income Tax Return related to any such period.  The Buyer shall have the right to control any and all audits or other proceedings relating to any Straddle Period Income Tax Return (including the filing of any amended Straddle Period Income Tax Return).

(e)           The Seller shall be entitled to all refunds of Income Taxes attributable to the operations of  the Acquired Companies that have been reported on Seller’s consolidated federal Income Tax Returns and to all refunds of Income Taxes with respect to Prior Period Income Tax Returns to the extent not reflected on the Final Closing Working Capital Statement.  The Buyer shall pay to the Seller the amount of any refund, realized Income Tax credit or similar Income Tax benefit realized by, or with respect to, any of the Acquired Companies allocable to a Prior Period Income Tax Return within five (5) Business Days of receipt by the Buyer (in the case of a refund) and within five (5) Business Days of the Buyer’s realization of a benefit in any Income Tax Return (in the case of a realized Income Tax credit or similar Income Tax benefit).

(f)           After the Closing, except as otherwise provided in this Section 7.5(f), the Buyer shall not make an election under Section 336 or 338 of the Code or any comparable provision of state or local Law with respect to any of the Acquired Companies in regard to the transactions contemplated by this Agreement and shall not elect to change the Income Tax classification of any of the Acquired Companies for any taxable period ending prior to or on the Closing Date or for any portion of a Straddle Period ending prior to or on the Closing Date.  Within two (2) months after the Closing Date, the Seller shall notify the Buyer of Seller’s Section 338(h)(10) Amount.  Seller’s Section 338(h)(10) Amount shall become the Section 338(h)(10) Amount for all purposes of this Agreement, unless, no later than four (4) months after the Closing Date, the Buyer notifies the Seller of its objection and of Buyer’s Section 338(h)(10) Amount.  If the Seller and the Buyer are unable to resolve the difference between Seller’s Section 338(h)(10) Amount and Buyer’s Section 338(h)(10) Amount within thirty (30) days following delivery of the Buyer’s notice of objection, such dispute shall be submitted to an internationally recognized firm of independent public accountants as to which the Seller and the Buyer mutually agree for determination of the Section 338(h)(10) Amount, which determination shall be final and binding upon the parties for all purposes of this Agreement.  The fees and expenses of such firm in connection with its review and resolution of the dispute shall be allocated so that the Seller’s share of such costs shall be in the same proportion that (x) the difference between Seller’s Section 338(h)(10) Amount and the final Section 338(h)(10) Amount bears to (y) the Section 338(h)(10) Dispute Amount; provided, however, that if such firm has not determined the Section 338(h)(10) Amount at the time the Buyer makes an irrevocable notice described in clause (b) of the following sentence, the fees and expenses of such firm in connection with its review and resolution of the dispute shall be allocated fifty percent (50%) to the Buyer and fifty percent (50%) to the Seller.  If the Buyer provides notice to the Seller within the time period specified in Treasury Regulations Section 1.338(h)(10)-1(c)(3) that the Buyer would like to make a joint election with the Seller pursuant to Section 338(h)(10) of the Code with respect to SWWR LP (the “Section 338(h)(10) Notice”), upon payment to the Seller of the Section 338(h)(10) Amount by the Buyer, the Buyer and the Seller shall make a timely joint election under Section 338(h)(10) of the Code and under any comparable provisions of state or local Law with respect to the purchase of the interests in SWWR LP; provided, however, that (a) if the Section 338(h)(10) Amount has not been determined, the Buyer shall (as a condition precedent to the Seller’s making such timely joint election with the Buyer) (i) pay the Seller an amount equal to the Buyer’s Section 338(h)(10) Amount in lieu of the Section 338(h)(10) Amount and (ii) pay the Section 338(h)(10) Dispute Amount to an escrow agent mutually acceptable to the Buyer and the Seller pending determination of the Section 338(h)(10) Amount pursuant to this Section 7.5(f); and (b) the Buyer may, at any time prior to the delivery of the Section 338(h)(10) Notice, notify the Seller that the Buyer will not make such joint election (which notice shall be irrevocable if delivered by setting forth in writing signed by the Buyer’s chief financial officer that the Buyer “irrevocably elects to waive its rights to make a Code Section 338(h)(10) election within the meaning of and pursuant to Section 7.5(f)” of this Agreement).  Any amount held in escrow in accordance with the preceding sentence shall be disbursed to the Seller or the Buyer (as the case may be) upon, and in accordance with, the determination of the Section 338(h)(10) Amount pursuant to this Section 7.5(f), together with a proportionate share of any interest earned on the escrow account.  Any amount paid to the Seller pursuant to this Section 7.5(f) shall be treated as an adjustment to the Purchase Price and the Buyer shall adjust the Final Allocation and the Final Section 338(h)(10) Allocation accordingly.  The Buyer shall prepare copies of IRS Form 8023 and any similar state or local forms, partially completed with the identity of the parties, and shall deliver them to the Seller with the Section 338(h)(10) Notice.  The Seller shall execute such forms within five (5) days of receipt and shall deliver them to the Buyer.  The Buyer shall file such forms with the applicable Governmental Authorities.  If any changes are required in these forms as a result of information that is first available after such forms are completed, the Parties will promptly agree on such changes.  Except to the extent required by Law, neither the Buyer nor the Seller shall take any action inconsistent with, or fail to take any action necessary for, the validity of the elections described herein.

(g)           After the Closing, the Buyer shall file, or cause to be filed, any amended Prior Period Income Tax Return or make any Income Tax election with respect to any Acquired Company that affects the inclusion, exclusion or treatment of any item in a Prior Period Income Tax Return that is reasonably requested by the Seller; provided, however, that the Buyer shall not be required to file, or cause to be filed, any amended Prior Period Income Tax Return or Income Tax election if the Buyer timely waives its right to indemnification pursuant to Section 7.5(c) to the extent of the reduction (if any) in Income Tax that will have been foregone by reason of the Buyer’s failure to file such amended Prior Period Income Tax Return or Income Tax election.

(h)           The Seller and the Buyer shall provide each other with such cooperation and information as may be reasonably requested of the other in determining the Final Section 338(h)(10) Allocation and the Section 338(h)(10) Amount, filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Each of the Seller and the Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

(i)           Any Tax indemnity, sharing, allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) that may be in effect prior to the Closing Date between or among an Acquired Company, on one hand, and the Seller or any of the Seller’s Affiliates, on the other hand, shall, as of the Closing Date, be extinguished in full as the Tax Sharing Agreement relates to such Acquired Company, and any liabilities or assets existing under any such agreement or arrangement by or with respect to an Acquired Company shall cease to exist and shall no longer be enforceable, except to the extent that such liabilities or assets are reflected on the Final Closing Working Capital Statement.  The Acquired Companies shall not have any obligation under any Tax Sharing Agreement with respect to Taxes attributable to the period after the Closing Date.

7.6         Financial Statements.

(a)           The Seller shall engage PricewaterhouseCoopers LLP (“PWC”) to conduct a three-year audit of the financial statements of the Acquired Companies (the “Audited Financial Statements”) and financial reviews under Statement of Auditing Standards No. 100 of the interim unaudited financial statements of the Acquired Companies (the “Reviewed Financial Statements”), which in each case are required to be filed by the Buyer or its Affiliates under Rule 3-05 of Regulation S-X of the Securities Exchange Act of 1934, as amended.  Such financial statements shall be free of any qualifications.  The financial statements provided for in this Section 7.6(a) shall, when completed (if completed prior to the Closing), be attached as Schedule 3.7(b).  The cost of the audit and review contemplated by this Section 7.6(a) (the “Financial Statement Audit and Review”) shall be either, at the option of the Seller, be paid to the Seller or PWC by the Buyer at the Closing upon presentation of invoices for such amounts.  Any costs incurred after the Closing Date in connection with the Financial Statement Audit and Review shall be paid by the Seller and the Buyer shall reimburse the Seller therefor within three (3) Business Days following demand by the Seller and presentation of invoices for such amounts; provided, however, that the Buyer’s obligation to pay the cost of the Financial Statement Audit and Review shall be limited to $150,000 (the “Buyer’s Audit Cap”), and any costs in excess of the Buyer’s Audit Cap shall be for the Seller’s account and the Seller shall not be entitled to reimbursement by the Buyer therefor.  Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 9.1, the Buyer shall be responsible for all of the costs incurred by the Seller in connection with the Financial Statement Audit and Review (subject to the Buyer’s Audit Cap) and shall reimburse the Seller for such costs (up to the Buyer’s Audit Cap) unless this Agreement is terminated by the Buyer pursuant to Section 9.1(d), in which case the Seller shall be responsible for all of the costs incurred by the Seller in connection with the Financial Statement Audit and Review.

(b)           Prior to the Closing, the Seller shall deliver, or cause PWC to deliver, to the Buyer a draft of the Audited Financial Statements (the “Draft Audited Financial Statements”).  The Draft Audited Financial Statements shall have been reviewed by at least one manager and one partner of PWC prior to the delivery to the Buyer.  The Draft Audited Financial Statements need not include footnote disclosure or any opinion of PWC (or any other audit or accounting firm).

7.7         Transfer of Excluded Assets.  Prior to the Closing, the Seller shall do and cause the Acquired Companies, as applicable, to do all such acts and undertakings as are necessary to cause title to the Excluded Assets to be transferred to the Seller or any of its Affiliates (other than an Acquired Company).

7.8         No Negotiation.  Until the Closing or such time as this Agreement shall be terminated pursuant to Section 9.1, neither the Seller nor any Affiliate of the Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to any third Person (other than the Buyer) relating to any business combination transaction involving the Acquired Companies or the acquisition of all or any significant part of the Business, including the direct or indirect sale of the Equity Interests, the merger or consolidation of any Acquired Company or the sale of all or any significant part of the Business or any of the Assets (other than sales of Assets in the ordinary course of business).

7.9         Books and Records.

(a)           For a period of six (6) years after the Closing Date, (i) the Buyer agrees to use its commercially reasonable efforts to, or cause the Business to, retain all Books and Records and to make the same available after the Closing Date for inspection and copying by the Seller or its agents at the Seller’s expense, upon reasonable request and upon reasonable notice, and (ii) no such Books and Records shall be destroyed by the Buyer without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof.

(b)           For a period of six (6) years after the Closing Date, (i) the Seller agrees to use its commercially reasonable efforts to retain all electronic Books and Records currently maintained on its computer system and to make the same available after the Closing Date for inspection and copying by the Buyer or its agents at the Buyer’s expense, upon reasonable request and upon reasonable notice, and (ii) no such Books and Records shall be destroyed by the Seller without first advising the Buyer in writing and giving the Buyer a reasonable opportunity to obtain possession thereof, except with respect to each of (i) and (ii), such Books and Records electronic copies of which have been offered to the Buyer for download pursuant to the Transition Services Agreement.

7.10       Termination of Intercompany Accounts.  The Seller hereby agrees that at or  immediately prior to the Closing, it shall take all necessary action to cause all Contracts, commitments or transactions, including all amounts payable or receivable resulting therefrom, between any of the Acquired Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, to be terminated and cancelled without any further liability and obligation and to be of no force or effect.

7.11       Intellectual Property.

(a)           The Buyer hereby acknowledges and agrees that nothing in this Agreement grants or shall be deemed to grant to the Buyer the right to use or any interest in (i) the name “Teleflex”, “TFX”, or any trademark, trade name, service mark or other similar mark or similar right which is a derivative of the name “Teleflex” or “TFX” or (ii) any other intellectual property rights of the Seller and its Affiliates that is not included in the Assets (collectively referred to as the “Seller Intellectual Property”).

(b)           Neither the Buyer nor any of its Affiliates shall use any signs or stationery, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Specified Supplies”) that include the word “Teleflex”, “TFX” or contain any trademarks, trade names, service marks or corporate or business names, derived from or including the words “Teleflex” or “TFX” (in logotype design or any other style or design) in whole or in part; provided, however, that, to the extent any Specified Supplies include the words “Teleflex”, “TFX” or contain any such trademarks, trade names, service marks or corporate or business names, the Buyer may, for a period of ninety (90) days after the Closing Date, use such Specified Supplies after first crossing out or marking over such word or trademark, trade name, service mark or corporate or business name and otherwise clearly indicating on such Specified Supplies that the Business is no longer affiliated with the Seller.  The Buyer shall not reorder, produce or reproduce any Specified Supplies that include the words “Teleflex”, “TFX” or contain any such trademarks, trade names, service marks or corporate or business names.

7.12       Covenant Not to Compete.

(a)           The Seller agrees that during the Non-Compete Period, neither the Seller nor any of its controlled Affiliates shall engage, manage, operate or have any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages or operates a business that competes with the Business (each, a “Competing Business”) anywhere in the United States of America; provided, however, that it shall not be a violation of this Section 7.12(a) for the Seller or any of its controlled Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange (or a recognized securities exchange outside the U.S.) if the Seller or any of its controlled Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 5% or more of the voting securities of such Person, (ii) to acquire, directly or indirectly, the equity or assets of, or otherwise become affiliated with or participate in, any enterprise engaged in a Competing Business if the Seller shall use reasonable efforts to divest, as soon as reasonably practicable (and in any event within eighteen (18) months after the closing date of such acquisition), its interest in such enterprise relating to the Competing Business), (iii) to continue operating existing lines of business, other than the Business, or any of the Excluded Assets or (iv) to perform the activities contemplated by the Ancillary Agreements.  None of the provisions of this Section 7.12(a) shall operate to prohibit, hinder, impede or restrict from engaging in a Competing Business in any way, any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Seller or any of its Affiliates (provided that Seller and its controlled Affiliates as of the date of such transactions shall continue to be subject to the provisions of this Section 7.12(a) after any such transaction).

(b)           Each of the Buyer and the Seller agrees that for a period of three (3) years after the Closing Date, it shall not, and shall cause its respective Affiliates, directors, officers or employees to not, directly or indirectly take any action to solicit for employment or hire any person in the employ of (i) in the case of the Buyer, the Seller or any of its Affiliates and (ii) in the case of the Seller, the Acquired Companies, in each case of (i) and (ii) without the prior written consent of the applicable other Party.

(c)           If any provision contained in this Section 7.12 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.12, but this Section 7.12 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is in the intention of the Parties that if any of the restrictions or covenants contained in this Section 7.12 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

7.13       Transactions with Affiliates.  Except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered pursuant hereto or thereto and (ii) the contracts, agreements or licenses set forth on Schedule 7.13, all of the Contracts between any of the Acquired Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, will be terminated effective as of the Effective Time.

7.14       No Reliance.  No promise or inducement for this Agreement has been made to the Buyer except as (and solely to the extent) specifically set forth herein.  This Agreement is executed by the Buyer freely and voluntarily, and without reliance on any statement, representation, or warranty, whether written or oral, by the Seller, their Affiliates or any of their directors, officers, employees, agents, stockholders, consultants, investment bankers or representatives, their respective heirs, successors, and assigns (the “Seller Parties”), except as (and solely to the extent) specifically set forth in this Agreement.  Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that the Seller makes no representations or warranties regarding the future performance of the Business, or any estimates, projections, plans or budgets or similar information furnished to the Buyer by or on behalf of Seller, including the information made available to the Buyer and its representatives in “data rooms” (virtual or physical).

7.15       Employee Matters.

(a)           The Buyer shall initially continue the employment of those employees who are employed by the Acquired Companies on the Closing Date (the “Employees”) (including those employees on leave of absence, vacation or otherwise absent from work on the Closing Date).  Notwithstanding the foregoing, any Employees who are on a leave of absence as of the Closing Date (the “LOA Employees”) shall remain eligible for life insurance and disability benefits under the Benefit Plans of the Seller in accordance with the terms of such plans in effect immediately prior to the Closing Date.  Upon the return to active employment of any LOA Employee within one hundred fifty (150) days following the Closing Date (or, if longer, within any period during which such LOA Employee has a statutory right to re-employment), such LOA Employee shall be eligible for the applicable disability and life insurance plans of the Buyer and its Affiliates effective as of the date of such return to work (the “Return Date”).  Within ten (10) Business Days after the Return Date, the Buyer shall provide a written notice to the Seller that the applicable LOA Employee has returned to work and that specifies such LOA Employee’s Return Date (a “Return Notice”).  Promptly upon receipt of the Return Notice, the Seller shall provide to the Buyer a written notice specifying the LOA Amount for such LOA Employee (a “Return Amount Notice”), which the Buyer shall pay to the Seller within ten (10) Business Days of the Buyer’s receipt of the Return Amount Notice.  Any disability or life insurance claims of any LOA Employee who does not return to active employment with the Buyer within one hundred fifty (150) days following the Closing Date (or, if longer, within any period during which such LOA Employee has a statutory right to re-employment) shall remain the responsiblity of the Seller.  The Parties acknowledge and agree that this Section 7.15(a) shall not apply to workers’ compensation claims, which are the subject of Section 7.15(d).

(b)           For one (1) year following the Closing Date, the Buyer shall refrain from reducing the salary or wages, as applicable, of any Employee below the amount in effect immediately prior to the Closing Date; provided, however, that this Section 7.15(b) shall not be construed to prohibit the Buyer or any of its Affiliates from demoting or terminating the employment of any Employee or from reducing salary or wages, as applicable, of an Employee as a result of demotion or termination.

(c)           Following the Closing Date, except for Benefit Plans for which the Acquired Companies are expressly responsible pursuant to this Agreement, which are set forth on Schedule 7.15(c), all Benefit Plans shall remain the responsibility of the Seller and all liabilities related to the Benefit Plans shall remain the liability of the Seller or its Affiliates.  All obligations associated with individuals previously covered under a group health plan of the Seller or its Affiliates who are eligible for or receiving continuation coverage pursuant to Section 4980B of the Code under a Benefit Plan as of the Closing Date shall remain obligations of the Seller and its Benefit Plans.

(d)           The Seller shall be responsible for all liabilities (including liabilities for associated administrative functions) for workers’ compensation claims made for compensable injuries of Employees that first occurred before the Closing Date, except to the extent such liability arises under a workers’ compensation insurance policy that is maintained by the Acquired Companies.  The Buyer shall be responsible for all liabilities (including liabilities for associated administrative functions) for all workers’ compensation claims made for compensable injuries of employees that first occurred on or after the Closing Date.  For purposes of this Section 7.15(d), a workers’ compensation claim shall be “made” at the time of the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time the occupational disease becomes manifest, as applicable, under the respective workers’ compensation act governing the alleged injury or disease.  The Seller will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which they are responsible under this Section 7.15(d).  The Buyer will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which it is responsible under this Section 7.15(d).  The Seller and the Buyer will promptly cooperate in providing to each other such information as is reasonably needed for these notifications and related filings.  The Buyer shall reasonably cooperate with the Seller with respect to the resolution of those workers’ compensation claims which are the responsibility of the Seller pursuant to this Section 7.15(d), including, to the extent a job is existing and open, offering employment to the Employees to whom such claims apply.

(e)           For one (1) year following the Closing Date, the Buyer shall permit each Employee to participate in the same employee benefit plans, programs and policies (including retirement, medical, life insurance and disability plans, programs and policies) (the “Buyer Plans”) and fringe benefits in which the Buyer’s employees are permitted to participate.

(f)           The Buyer shall cause each of the Buyer Plans in which Employees are eligible to participate to take into account for purposes of eligibility, vesting and for purposes of severance, vacation and sick leave benefit accrual thereunder, the length of service of such Employees with the Seller or the Acquired Companies prior to the Closing Date, to the same extent that such service was credited under a comparable plan of the Seller or an Acquired Company; provided, however, that such credit shall not result in a duplication of benefits for the same period of service.

(g)           The Buyer shall take all such actions as are necessary or appropriate to ensure that each Employee, each such Employee’s spouse and dependent children covered under a group health plan of the Seller or an Acquired Company immediately prior to the Closing Date shall be eligible to enroll for coverage effective as of the Closing Date under a group health plan maintained by the Buyer or an Acquired Company.  The Buyer shall take all such reasonable actions as are necessary or appropriate to cause each group health plan maintained by the Buyer or an Acquired Company in which an Employee, any such Employee’s spouse or dependent children will participate on and after the Closing Date to waive any waiting period, evidence of insurability requirement or pre-existing condition limitation that did not also apply under the applicable group health plan of the Seller or an Acquired Company.

(h)           To the extent that an Employee has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses (as evidenced by reasonable documentation to be provided to the Buyer) under a group health plan of the Seller or an Acquired Company in 2010, such Employees shall be credited therefor under the corresponding provisions of the corresponding group health plan of the Buyer or an Acquired Company in which such Employee participates on and after the Closing Date.

(i)           The Buyer shall assume and retain the payment obligations with respect to the Change of Control Payment (as defined in the Letter Agreements) and be bound by the terms and conditions of the letter agreements disclosed on Schedule 7.15(i) (collectively, the “Letter Agreements”) with respect thereto; provided, however, the Seller shall assume and retain the payment obligations with respect to the Bonus (as defined in the Letter Agreements) and be bound by the terms and conditions of the Letter Agreements with respect thereto.  The Buyer shall be responsible for the payment of any annual incentive bonus for fiscal year 2010 (including the pro rata bonuses payable based on performance to Closing, if any) to employees of the Acquired Companies.  Neither the Seller nor the Acquired Companies will amend the Letter Agreements or enter into new Letter Agreements without the Buyer’s written consent.

(j)           The Buyer agrees that, with respect to all Employees, the Buyer will honor all accrued but untaken vacation credited to such Employees under the applicable vacation plans of the Seller or an Acquired Company, determined as of the Closing Date.  The Buyer agrees that all Employees shall participate in the Buyer’s vacation plan as of the Closing Date.

(k)           The Buyer agrees to reimburse the Employees for educational expenses incurred prior to the Closing Date but becoming reimbursable under the terms of the Seller’s educational assistance plans after the Closing Date to the same extent that those Employees would have been reimbursed under the Seller’s educational assistance plans if they had remained employees of Seller or its Affiliates.  The Seller will provide the Buyer with reasonable access to, and copies of, the Seller’s records necessary to provide the foregoing benefits.  Schedule 7.15(k) sets forth the Employees currently participating in Seller’s educational assistance plans and Seller shall update this schedule immediately prior to Closing.

(l)           Effective as of the Closing Date, the Buyer shall permit the Employees to participate in a cafeteria plan (“Buyer’s Cafeteria Plan”) described under section 125 of the Code for the Employees who were eligible to participate in such a plan sponsored by the Seller (“Seller’s Cafeteria Plan”).  The Buyer’s Cafeteria Plan shall include medical expense reimbursement accounts and dependent care assistance accounts (described under sections 105, 125 or 129 of the Code) (the “Flex Accounts”) as provided in the Seller’s Cafeteria Plan.  Buyer’s Cafeteria Plan will credit each applicable Employee’s account with the amount, if any, by which such Employee’s pre-Closing contributions exceed his or her pre-Closing claims.  As soon as administratively feasible after the Closing, the Seller shall transfer to the Buyer’s Cafeteria Plans the account balance of any Flex Accounts maintained by Transferred Employees who participate in Buyer’s Cafeteria Plan and maintain such Flex Accounts; provided, however, that if the claims made against an Employee’s Flex Accounts prior to the Closing Date exceed the amounts in such account as of the Closing Date, the Buyer shall reimburse the Seller the amount by which such claims exceed the amounts in such Flex Accounts.

(m)          (i)            All Employees will cease making contributions to the Seller’s 401(k) Plan, qualified under Code Sections 401(a) and 401(k) (“Seller’s Savings Plan”) and shall be fully vested in such plan immediately prior to the Closing Date.  Effective as of the Closing Date, the Buyer will establish a new savings plan or designate an existing savings plan qualified under Code Section 401(a) and including a cash or deferred feature under Code Section 401(k) and a related trust thereunder which shall be exempt under Code Section 501(a) (“Buyer’s Savings Plan”) that will permit participation by all Employees who are participating in Seller’s Savings Plan as of the Closing Date (the “Participating Employees”).

 (ii)           Buyer’s Savings Plan shall permit direct rollovers of the Participating Employees’ accounts (including notes evidencing loans) in Seller’s Savings Plan.  The Buyer shall reimburse the Seller for third party administrative costs incurred in connection with rollover distributions elected by Participating Employees that occur within one (1) year following the Closing Date, with the amount of such reimbursement not to exceed $12,000.

 (iii)           Buyer’s Savings Plan shall grant the Participating Employees credit for service with the Seller (and any other entity to the extent credit has heretofore been granted by Seller’s Savings Plan) to the same extent as such service would be credited had it been performed for the Buyer, so that the Participating Employees shall receive credit for service with the Seller (and any other entity to the extent credit has heretofore been granted by Seller’s Savings Plan) for purposes of eligibility to participate and vesting.

(n)           Nothing contained in this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependent thereof, with respect to the benefits that may be provided to such Employees by the Buyer or an Acquired Company under any Buyer Plan, or with respect to any entitlement of an Employee to employment or continued employment with the Buyer or an Acquired Company for any specified period after the Closing Date, and nothing herein shall be deemed an amendment of any employee benefit plan or arrangement maintained by the Buyer or any Affiliate.  Notwithstanding any other provision herein to the contrary, nothing herein shall require the Buyer or any Acquired Company to employ any particular Employee for any specific period of time.

7.16       Cash Sweep; Post-Closing Cash Payment.  On or before the Closing Date, the Seller shall use its reasonable efforts to sweep all cash and cash equivalents from each bank account of the Acquired Companies so that the balance of each such account shall be zero dollars ($0) at the Effective Time.  Notwithstanding the immediately preceding sentence, the Buyer shall pay, or cause one or more of the Acquired Companies to pay, to the Seller within five (5) Business Days after the Closing Date by wire transfer of immediately available funds to an account designated by the Seller an amount equal to the cash and cash equivalents, if any, that remain in any bank account of any Acquired Company as of the Effective Time.

7.17       Misdirected Payments.  To the extent the Seller or any of its Affiliates receive payments from customers of any of the Acquired Companies after the Closing with respect to services rendered by any of the Acquired Companies, then the receiving party shall promptly remit such payments to the Acquired Companies.

7.18       Closing Date Financial Information.  For a period of fifteen (15) months from and after the Closing Date, upon written request of the Seller (an “Information Request”), the Buyer will provide the Seller within twenty (20) Business Days of such Information Request with such computer support and financial information of the Business as of the Closing Date as the Seller may reasonably request.  The Information Request shall specify the format in which the applicable financial information shall be provided to the Buyer pursuant to this Section 7.18.  In the event that the format specified in the Information Request is not reasonably acceptable to the Buyer, then the Buyer shall notify the Seller of the same and the Buyer and Seller shall promptly discuss in good faith one or more alternative formats which are reasonably acceptable to the Buyer.  The Seller shall promptly reimburse the Buyer for any out-of-pocket costs and expenses incurred by the Buyer in providing the assistance requested pursuant to this Section 7.18 upon receipt of reasonable supporting documentation with respect thereto so long as the work giving rise to such out-of-pocket expenses is approved by the Seller prior to the commencement thereof.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

8.1         Survival; Knowledge of Breach.  (a)  The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing; provided, however, that the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), 3.3 (Capitalization of the Acquired Companies) and 4.1 (Incorporation and Authority) shall survive the Closing indefinitely, the representations, warranties and covenants contained in Sections 3.15 (Taxes) and 7.5 (Tax Matters) shall survive the Closing until the expiration of the applicable statute of limitations (including all periods of extension and tolling), the representations and warranties contained in Section 3.18 (Environmental Matters) shall survive the Closing until the date that is five (5) years after the Closing Date and the representations and warranties contained in Section 3.20 (Employee Benefit Matters) shall survive the Closing until the date that is six (6) years after the Closing Date.  The covenants contained in this Agreement which relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms.

(b)           No Party shall be deemed to have breached any representation or warranty contained herein as a result of any matter arising between the date hereof and the Closing Date (a “Post-Signing Matter”) if such Party shall have notified the other Party of such Post-Signing Matter in writing on or prior to the Closing Date and such other Party has permitted the Closing to occur under circumstances in which such other Party either had the right to terminate this Agreement pursuant to Section 9.1(d), in which case, for purposes of this Agreement, such other Party is thereby deemed to have waived any breach of any representation or warranty with respect to the Post-Signing Matter.

8.2         Indemnification.

(a)           From and after the Closing Date and subject to Sections 8.1 and 8.4, the Seller agrees to indemnify and hold harmless the Buyer, its Affiliates or any of their directors, officers, employees and stockholders (collectively, the “Buyer Indemnified Parties”) against and in respect of any and all losses, claims, damages, liabilities, fines, reasonable costs and expenses, including reasonable legal fees and expenses (collectively, “Losses”), resulting or arising from (i) any breaches of the Seller’s representations and warranties set forth in this Agreement, (ii) any breach of any covenant of the Seller set forth in this Agreement, (iii) the 1902 Federal Road Environmental Liabilities, (iv) the proceeding captioned Goings v. Southwest Wire Rope, et al., District Court of Harris County, Texas, (v) the matters of TCEQ VCP No. 1697 regarding the property located at 1727 Federal Road, Houston, Texas 77015, (vi) the proceeding captioned The Cox Road Group v. Air Liquide America, LP, et al., and (vii) third party claims (except for claims by any Government Authority) with respect to the VOC soil and groundwater contamination reflected in the Environmental Reports at the property located at 1404 Highway 90 West, New Iberia, Louisiana 70560.

(b)           From and after the Closing Date and subject to Section 8.1, the Buyer shall indemnify and hold harmless the Seller, its Affiliates or any of their directors, officers, employees and stockholders (collectively, the “Seller Indemnified Parties”) against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of the Buyer’s representations and warranties set forth in this Agreement, (ii) any breach of any covenant of the Buyer set forth in this Agreement, or (iii) the operation of the Business or the Assets or actions taken by or on behalf of the Buyer after the Effective Time.

(c)           Any payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price.

(d)           Any claims for indemnification in respect of breaches by the Seller of the representations and warranties contained in Section 3.18 shall be brought pursuant to Section 8.2(a), except to the extent that a Response Action is required to be conducted in connection therewith, in which case such claim shall be brought pursuant to Section 8.8 and not Section 8.2(a).

(e)           Any claims for indemnification for Income Taxes shall be exclusively governed by and brought pursuant to Section 7.5 rather than pursuant to Section 8.2(a) in respect of breaches by the Seller of the representations and warranties contained in Section 3.15 (which shall not be in duplication of any indemnification under Section 7.5).

8.3         Method of Asserting Claims, etc.

(a)           In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.  The Indemnifying Party shall promptly, but in no event more than sixty (60) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”), notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand.  An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VIII.  In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the third party claim.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings.  If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof.  If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, and in the event the Indemnifying Party is ultimately determined to be obligated to indemnify, defend or hold the Indemnifying Party harmless with respect to the applicable third-party claim, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense of the claim by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VIII.  To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party shall use its reasonable best efforts in the defense of all such claims.  Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim.

(b)           Any claim for indemnification not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

8.4         Indemnification Amounts.  The Seller shall not have liability under Section 8.2(a)(i) until the aggregate amount of the Buyer’s Losses (other than Tax Losses) attributable to indemnification claims for which a Claim Notice was properly delivered to the Seller pursuant to Section 8.3 exceeds $1,000,000 (the “Deductible Amount”), in which case the Buyer shall be entitled to Losses (other than Tax Losses) attributable to indemnification claims in an amount up to $12,000,000 in the aggregate (the “Cap Amount”); provided, however, that the Seller shall be liable only for the amount by which all Losses (other than Tax Losses) exceed the Deductible Amount (up to the Cap Amount); provided, further, that (A) neither the Deductible Amount nor the Cap Amount shall apply to any claim for payment of any Loss under Section 8.2(a)(i) in respect of any breach of the Seller’s representations and warranties in Sections 3.1, 3.2, 3.3 and 3.21, (B) the Deductible Amount shall not apply to any Tax Losses (but Tax Losses shall be subject to the Tax Deductible Amount); (C) the Cap Amount shall not apply to any claim for payment of any Loss under Section 8.2(a)(i) in respect of any Tax Losses or any breach of the Seller’s representations and warranties in Section 3.20.  The Seller shall not have liability in respect of any Buyer’s Losses under Section 8.2(a)(i) in respect of any breach of the Seller’s representations and warranties in Section 3.15 (the “Tax Losses”) until the aggregate amount of Tax Losses for which a Claim Notice was properly delivered to the Seller pursuant to Section 8.3 exceeds $100,000 (the “Tax Deductible Amount”); provided, however, that the Seller shall be liable only for the amount by which all Tax Losses exceed the Tax Deductible Amount.

8.5         Losses Net of Insurance, Etc.  The amount of any Loss for which indemnification is provided under Sections 8.2 or 8.8 shall be net of (a) any amounts actually received by the Indemnified Party relating to such Loss pursuant to any indemnification by or indemnification agreement with any third party (net of expenses reasonably incurred by the Indemnified Party in pursuing such recovery), (b) any amounts actually received by the Indemnified Party relating to such Loss pursuant to any insurance or other sources of reimbursement available as an offset against such Loss (net of expenses reasonably incurred by the Indemnified Party in pursuing such recovery) (each source named in clauses (a) and (b), a “Collateral Source”), (c) with respect to claims under Section 8.2(a), any amounts paid or payable by the Seller pursuant to Section 8.8 with respect to such Loss and (d) accruals or reserves (or overstatement of liabilities in respect of actual liability) relating to such Loss set forth on Schedule 8.5.  The existence of a claim by an Indemnified Party for monies from a Collateral Source in respect of such Loss shall not, however, delay any payment pursuant to Sections 8.2 or 8.8 and otherwise determined to be due and owing by the Indemnifying Party.  In addition, the Indemnifying Party will have no liability in respect of any such Losses (i) to the extent they arise or are incurred as a result of the passing of, or a change in, any Law or administrative practice of a Governmental Authority, (ii) if they would not have arisen but for any act, omission, transaction or arrangement carried out at the request of the Indemnified Party before the Closing or (iii) if they would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after the Closing by the Indemnified Party or any of the Indemnified Party’s respective directors, employees or agents or successors in title other than in the ordinary course of the Business as carried on at the Closing Date.  The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss.  The Parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder.  The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense.  If the amount to be netted hereunder from any payment required under Sections 8.2 or 8.8 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

8.6         Sole Remedy/Waiver.  Except in the case of actual fraud or fraudulent misrepresentation, the Parties acknowledge and agree that the remedies provided for in this Agreement or the Ancillary Agreements shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement or the Ancillary Agreements.  No amount shall be recoverable under this Agreement by any Seller Indemnified Party or Buyer Indemnified Party to the extent such Seller Indemnified Party or Buyer Indemnified Party has asserted a claim or received indemnification for such Loss under any Ancillary Agreement.  In furtherance of the foregoing, the Parties hereby waive and release (and agree to cause their respective Affiliates to waive and release), to the fullest extent permitted by Law and, except for claims of actual fraud or fraudulent misrepresentation, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller or any of its Affiliates, or the Buyer or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters or arising under or based upon any securities law, ERISA common law or otherwise) in respect of the subject matter of this Agreement and the Ancillary Agreements.  The Parties shall be entitled to such remedies as shall be available at law or in equity with respect to any willful breach of this Agreement prior to the Closing, or if this Agreement is terminated to the extent provided in Section 9.2.  The Indemnified Party is not entitled to recover damages or otherwise retain payment, reimbursement or restitution more than once in respect of the same Loss.  This Section 8.6 shall survive Closing.

8.7         No Consequential Damages.  Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for consequential, incidental, unforeseen or punitive damages or loss of profit that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder other than damages paid to an unaffiliated third party claimant.

8.8         Response Actions for Releases of Hazardous Substances.

(a)         Following the Closing, in the event there is any investigation, remediation or other response or compliance action pertaining to the Release of Hazardous Substances in connection with the Business with respect to which a claim for indemnification may be made pursuant to Article VIII (“Response Action”), the Indemnifying Party may choose whether to perform the Response Action or pay for performance by the Indemnified Party.  The Party performing the Response Action shall be referred to as the “Performing Party.”

(b)         The Performing Party shall use its commercially reasonable efforts to avoid and minimize any damage to real or personal property or harm to any persons, and to minimize any interference with or disruption of the other party’s operations and business.  All required Response Actions shall be diligently and expeditiously performed.  The other Party shall reasonably cooperate with the Performing Party including providing reasonable access to perform necessary Response Actions.

(c)          The Performing Party shall select an environmental consultant who is reasonably satisfactory to the other Party.

(d)          (i)            All Response Actions shall meet the Appropriate Remediation Standard.

(ii)           The Parties agree to utilize institutional and engineering controls and environmental use restrictions as reasonably available to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls.  Such controls or restrictions may include:  (a)(i) prohibitions on use of the property for any purpose other than for industrial/commercial activity, (ii) rendering soil environmentally isolated or inaccessible and (iii) prohibitions on the use of groundwater for drinking water purposes; (b) petitioning the applicable regulatory authority to change the groundwater classification underlying the property or agreeing to a groundwater classification area or well restriction area; (c) applying for one or more variances, including technical impracticability variances; or (d) any other available methods that otherwise allow Seller to achieve compliance with the Appropriate Remediation Standards; provided, that the foregoing would be consistent with the use of the property at Closing.

(e)           The Performing Party shall (i) notify the other Party prior to commencing, performing or completing any Response Actions, (ii) keep the other Party reasonably informed of the progress of any Response Actions and provide copies of any final proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any status reports of work in progress or reports required to be submitted to any Governmental Authority or third party), (iii) provide the other party an opportunity to attend, at its cost and expense, any meeting with any Governmental Authority regarding the Response Actions and (iv) provide the other party an opportunity to obtain splits of any samples obtained in the course of conducting Response Actions.

(f)           Neither Party shall be responsible or liable to the other under the indemnities provided in Article VIII for any Losses (including the cost and expenses associated with any Response Action) incurred to achieve remediation standards in excess of the Appropriate Remediation Standards, or for Response Actions not required under applicable Environmental Laws or by any Governmental Authority or required as a result of Non-Required Testing.

(g)           In no event shall the Seller or any post-Closing Affiliate of the Seller be responsible for any Response Action required as a consequence of a Release, threat of Release or any other occurrence following the Closing or any exacerbation of any environmental condition on or after the Closing by Buyer or its Affiliates, their successors or assigns or anyone acting by or on their behalf.

(h)           In the event of a conflict between this Section 8.8 and the other Sections in Article VIII, this Section 8.8 shall control.

8.9         No Set-Off.  Neither the Buyer nor the Seller shall have any right to set-off any Losses (including indemnification obligations under Sections 8.2 and 8.8) against any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements or otherwise.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of the Buyer and the Seller;

(b)           by either the Buyer or the Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the date that is six (6) months after the date hereof (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, or (ii) is due to the failure to satisfy the conditions set forth in Sections 5.2 and 6.2, as the case may be, in which event neither Party may rely upon this Section 9.1(b) to terminate this Agreement until the first (1st) anniversary of the date of this Agreement);

(c)           by either the Seller or the Buyer if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or

(d)           by the non-breaching Party, by giving written notice of such termination to the other Party, if, there has been a breach by such other Party of any representation, warranty or covenant in this Agreement, which breach is the sole cause of the failure of the conditions in Articles V and VI to be satisfied, and such breach is not curable prior to the earlier of the date that is six (6) months after the date hereof and the date which is thirty (30) days after the breaching Party’s receipt of written notice of such breach.

9.2         Effect of Termination.  Each Party’s right of termination pursuant to Section 9.1 is in addition to any other rights it may have under this Agreement, and the exercise of such right of termination will not be an election of remedies.  Except for obligations under Article VIII and Section 9.8, in the event of the termination of this Agreement in accordance with Section 9.1, all further obligations of the Parties under this Agreement shall terminate, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except that nothing herein will relieve any Party from liability for any willful breach of any representation or failure to perform any covenant set forth in this Agreement prior to such termination.

9.3         Notice.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered to the recipient Party by recognized courier service, fax transmission (with confirmation of receipt) for those Parties having a fax number listed below or by registered or certified mail (postage prepaid, return receipt requested), and addressed to the applicable address set forth below or such other address as may be designated in writing hereafter by the recipient Party:

If to the Seller:

Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania  19468
Attn:  General Counsel
Fax:  (610) 948-2011

With a copy to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania  19103-7599
Attn:  Craig Circosta
Fax:  (215) 864-8999

If to the Buyer:

Houston Wire & Cable Company
10201 North Loop East
Houston, Texas 77029
Attn:  Charles A. Sorrentino, President & Chief Executive Officer
Fax  (713) 609-2205

With a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas  77002-4995
Attn:  Timothy S. Taylor
Fax:  (713) 229-7784

9.4         Entire Agreement.  This Agreement, the Ancillary Agreements, the Schedules and the Exhibits hereto constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

9.5         Assignment; Binding Agreement.  This Agreement and the rights and obligations arising hereunder shall be binding upon and shall inure to the benefit of the Parties and to their respective legal representatives, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by any of the Parties without the prior written consent of the other Parties, except that the Buyer may, without the prior written consent of the Seller, assign its interest in this Agreement to a subsidiary of the Buyer; provided, however, that in such event, the Buyer shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder.  Any attempted assignment or delegation in contravention hereof shall be null and void.

9.6         Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.7         Headings; Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  All of the Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein shall be construed against any Party.

9.8         Expenses; Certain Taxes.  Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants, investment bankers and other financial advisors.  Any sales, use, stamp or transfer Taxes, and any other filing or recording fees, if any, which may be payable with respect to the consummation of the transactions contemplated hereby shall be payable by the Party described by Law as primarily liable therefor; provided, however, the Seller and the Buyer shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any such Taxes.

9.9         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof, except to the extent matters of title, leasing, and similar in rem issues require the application of the laws of jurisdiction in which the property is located and which is the subject matter of the legal dispute.  The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, and in the absence of such Federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of the Chancery Court of the State of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the Parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.  FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

9.10       No Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties any rights or remedies hereunder.

9.11       Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against which the waiver is to be effective.

9.12       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.13       Schedules.  The inclusion of any matter in any Schedule shall qualify only (a) the corresponding section of that Schedule and (b) any other Schedule to the extent that it is reasonably apparent from a reading of the disclosure and such other Schedule that such disclosure also relates to such other Schedule.  The inclusion of any matter in any Schedule shall expressly not be deemed to constitute an admission by the Seller or the Buyer or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement.  Any capitalized and undefined term used in any section to the Schedules shall have the same meaning assigned to such term herein.

9.14       Public Announcements.  The Buyer and the Seller agree to issue separate press releases with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, which press releases shall be substantially in the form of the drafts previously approved by both Parties on the date hereof.  The Parties shall agree on the time and manner of distribution of the press releases, and neither Party shall make its press release public prior to such time.  The Buyer and the Seller agree (a) not to make any formal public written announcements, press releases or statements to the media, financial community or customers or suppliers of the Business with respect to the Business or the terms of the transactions contemplated hereby without the prior consent of the other Party, which consent shall not be unreasonably withheld, and (b) to consult with each other regarding any other proposed written public announcements or statements with respect to this Agreement and the transactions contemplated hereby to the extent practicable; provided, however, that the Parties may make any such announcements or statements which such Party has been advised by counsel may be required by Law (including stock exchange regulations) or, in the case of clause (b), where such consultation is impracticable under the circumstances.

9.15       Notices of Breaches, etc.  Each Party to this Agreement agrees that it shall promptly notify in writing the other Party hereto if such notifying Party becomes aware of any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty or covenant of such notifying Party or of such other Party.

9.16       Return of Information.  If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the Buyer shall upon request from the Seller promptly return to the Seller all books, records and documents (including all copies, if any, thereof) furnished by the Seller and the Acquired Companies or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person, except as may be compelled by Law or legal process after giving the Seller reasonable opportunity to seek and obtain a protective order.

9.17       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures on the Following Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

TELEFLEX INCORPORATED

By:	/s/ John J. Sickler, Jr.
Title:	Vice President

HOUSTON WIRE & CABLE COMPANY

By:	/s/ Charles A. Sorrentino
Title:	President & CEO

EXHIBIT A

DEFINITIONS

“1902 Federal Road Environmental Liabilities” shall mean, with respect solely to that portion of Owned Real Property having an address of 1902 Federal Road, Houston, Texas 77015 that is included in the Transferred Real Property, any and all liabilities and obligations, whether known or unknown, disclosed or undisclosed, realized or contingent, arising under or based upon any Environmental Claim(s), to the extent that such liability or obligation relates to or arises out of any failure to act or any activity occurring or condition existing prior to or at the Closing at, on, under or from such real property.

“Accounting Principles” shall mean GAAP as modified by Schedule 2.6(a).

“Accounts Payable” shall mean trade accounts payable of the Acquired Companies as of any determination date hereunder (including checks issued by any of the Acquired Companies in respect of accounts payable of any of the Acquired Companies that have not cleared the paying bank as of the applicable determination date hereunder), excluding trade payables for services or products supplied to the Acquired Companies by the Seller or any Affiliate of the Seller.

“Accounts Receivable” shall mean the trade accounts receivable of the Acquired Companies as of any determination date hereunder, excluding trade receivables for products or services provided by the Acquired Companies to the Seller or any Affiliate of the Seller.

“Acquired Companies” shall mean SWWR LP, SWWR GP and Southern Wire.

“Adjustment Payment” shall have the meaning set forth in Section 2.6(e).

“ADSP” shall mean the “assumed deemed selling price” within the meaning of Treasury Regulations Section 1.338-4.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Equity Interest Purchase Agreement and all exhibits and schedules attached hereto.

“Ancillary Agreements” shall mean the Supply Agreement, the Lease Agreement and the Transition Services Agreement.

“Appropriate Remediation Standard” shall mean the least stringent, publicly available or routinely applied remediation standards, regulations, ordinances or other requirements of Environmental Laws imposed by any applicable Governmental Authority with jurisdiction consistent with the current use of the property.

“Assets” shall mean all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned, leased or licensed by an Acquired Company or in which an Acquired Company has any interest whatsoever (in each case, solely to the extent of the Acquired Company’s interest therein), except the Excluded Assets.

“Audited Financial Statements” shall have the meaning set forth in Section 7.6(a).

“Bankruptcy Laws and Equitable Principles” shall have the meaning set forth in Section 3.2.

“Benefit Plans” shall have the meaning set forth in Section 3.20(a).

“Books and Records” shall mean all books (including minute books containing the records of the meetings, or written consents in lieu of such meetings, of the members or partners, the board of directors or managers and any committees thereof), the stock certificate books, ledgers (including stock ledgers), files, reports, plans and operating records of the Acquired Companies.

“Business” shall mean the wholesale and retail distribution of wire rope and related wire rope assemblies; synthetic cordage and related synthetic cordage assemblies; synthetic web and related synthetic web assemblies; chain and related chain assemblies; and related hardware and accessories, all as conducted by the Acquired Companies as of the date hereof (and with such changes thereto as are permitted by this Agreement, including Section 7.1).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Philadelphia, Pennsylvania or Houston, Texas are authorized or obligated by law or executive order to not open or remain closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Buyer Plans” shall have the meaning set forth in Section 7.15(e).

“Buyer’s Audit Cap” shall have the meaning set forth in Section 7.6.

“Buyer’s Cafeteria Plans” shall have the meaning set forth in Section 7.15(l).

“Buyer’s Savings Plan” shall have the meaning set forth in Section 7.15(m)(i).

“Buyer’s Section 338(h)(10) Amount” shall mean the Section 338(h)(10) Amount determined by the Buyer.

“Cap Amount” shall have the meaning set forth in Section 8.4.

“Charter Documents” shall have the meaning set forth in Section 3.1(f).

“Claim Notice” shall have the meaning set forth in Section 8.3.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Date Interest Rate” shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by The Wall Street Journal (Eastern Edition).

“Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning set forth in Section 8.5.

“Competing Business”  shall have the meaning set forth in Section 7.12(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2(b).

“Contract or Contracts” shall mean all contracts, agreements, open purchase orders, leases, subleases and licenses, other than intercompany contracts and agreements.

“CPA Firm” shall have the meaning set forth in Section 2.6(c).

“Current Assets” shall mean all Accounts Receivable, Inventory and Supplies (in each case net of all applicable reserves), prepaid expenses and other current assets, but shall exclude Income Tax assets.

“Current Liabilities” shall mean all Accounts Payable, accrued expenses (including deferred revenue) and other current liabilities, but shall exclude Income Tax liabilities and accruals, environmental accruals and the accrual for workers’ compensation, auto and general liability.

“Deductible Amount” shall have the meaning set forth in Section 8.4.

“Draft Audited Financial Statements” shall have the meaning set forth in Section 7.6(b).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employees” shall having the meaning set forth in Section 7.15(a).

“Environmental Claim(s)” means any claim, demand, suit, action, order, investigation, directive, inquiry, proceeding, loss, cost, expense, liability, penalty, or damages (a) incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws, (ii) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, nuisance, damage to natural resources, remediation or response costs to the extent arising from or attributable to the release, handling, generation, management, control, processing, transportation, disposal, storage, treatment and/or recycling of or exposure to any Hazardous Substances, or (b) otherwise arising under Environmental Laws.

“Environmental Laws” shall mean any law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Authority (including common laws) relating to (a) the protection of public health or the environment (including air, water, soil and natural resources) or (b) the presence, transportation, recycling, storage, treatment, use, handling, disposal, Release or threat of Release, or exposure to Hazardous Substances, in each such case which has the force of law and is in force at the date of this Agreement.

“Environmental Permits” shall have the meaning set forth in Section 3.18(a).

“Environmental Reports” means all environmental reports and audits which evaluate the potential for environmental noncompliance or liability in connection with the Assets and which are in Seller’s possession or control, a list of which is included on Schedule 3.18.

“Equity Interests” shall mean the LP Interests and the Membership Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.20(b)(ii).

“Excess Basis Amount” shall mean, as of the Closing, the excess (if any) of  (i) the sum of (A) the adjusted federal income tax basis of the GP Interests and (B) the adjusted federal income tax basis of the Membership Interests over (ii) the excess (if any) of (A) the sum of the cash and the aggregate adjusted federal income tax basis of the assets held by SWWR LP and Southern Wire over (B) the amount of liabilities of SWWR LP and Southern Wire that would be taken into account in determining the ADSP for the assets of SWWR LP and Southern Wire under Treasury Regulations Section 1.338(h)(10)-1(d)(3) and would not otherwise be taken into account in determining the Seller’s amount realized if an election under Section 338(h)(10) of the Code were not made with respect to the transactions contemplated by this Agreement.

“Excluded Assets” shall have the meaning set forth in Section 2.7.

“Final Allocation” shall have the meaning set forth in Section 2.8.

“Final Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(d).

“Final Section 338(h)(10) Allocation” shall have the meaning set forth in Section 2.8.

“Financial Information” shall have the meaning set forth in Section 3.7(b).

“Financial Statement Audit and Review” shall have the meaning set forth in Section 7.6(a).

“Flex Accounts” shall have the meaning set forth in Section 7.15(l).

“GAAP” shall have the meaning set forth in Section 2.6(a).

“Governmental Authority” shall mean any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

“GP Interests” shall have the meaning set forth in the Recitals.

“Hazardous Substances” shall mean any substance regulated or as to which liability might arise under any applicable Environmental Law including any:  (i) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof; (iii) asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, or radon gas; and (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel.

“Income Taxes” shall mean Taxes determined on the basis of income or gross receipts, including Taxes denominated as “franchise taxes” that are determined solely on the basis of income or gross receipts allocated or apportioned to the Tax jurisdiction.

“Income Tax Return” shall mean a Tax Return with respect to Income Taxes.

“Indebtedness” shall mean (i) indebtedness for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof), (ii) obligations evidenced by bonds, notes, debentures or similar instruments, (iii) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than obligations under any arrangements with respect to consigned inventory, obligations under letters of credit, customs and performance bonds and customary trade credit (including Accounts Payable)), (iv) interest rate and currency obligation swaps, hedges or similar arrangements, (v) obligations under or in respect of capitalized leases and (vi) all obligations of any to guarantee any of the foregoing types of obligations on behalf of any other Person.

“Indemnified Party” shall mean the Person entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” shall mean the Party required to indemnify another Person pursuant to Article VIII.

“Information Request” shall have the meaning set forth in Section 7.18.

“Initial Section 338(h)(10) Allocation” shall have the meaning set forth in Section 2.8.

“Intellectual Property” shall mean all of the following, irrespective of where any of the same were issued, are pending or exist, copyrights, patents, patent applications, inventions, invention disclosures, trade secrets, formulae, know-how, registered and unregistered trademarks, service marks, trade names, domain names, logos and any licenses related to the foregoing.

“Inventory” shall mean all inventory of the Acquired Companies held for resale by the Acquired Companies and all raw materials, work in process, finished products, shipments in transit for which title has passed to the Acquired Companies as of the Effective Time, wrapping, supply and packaging items.

“IP Contracts” shall have the meaning set forth in Section 3.14(b).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, in the case of the Seller, the actual knowledge of Mitch Hausman, Karen Scherrouse, Andrew Hall and Maria Herz and, in the case of Buyer, the actual knowledge of the senior executives of the Buyer listed in Schedule 1.

“Law” shall mean any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

“Lease Agreement” shall mean the lease agreement in substantially the form of Exhibit C attached hereto.

“Leased Real Property” shall have the meaning set forth in Section 3.13(a).

“Letter Agreement” shall have the meaning set forth in Section 7.15(i).

“Liens” shall mean any liens, charges, encumbrances, hypothecations, security interests, pledges, mortgages or adverse monetary claims of any kind.

“LOA Amount” shall mean the aggregate amount paid by the Seller for life insurance premiums and disability benefits (provided that to the extent the disability benefit received by the applicable LOA Employee is insured by a non-Affiliate of the Seller, this amount shall only include disability insurance premiums) for the applicable LOA Employee related to the period commencing on the Closing Date and ending on the Return Date of such LOA Employee.

“LOA Employees” shall have the meaning set forth in Section 7.15(a).

“Losses” shall have the meaning set forth in Section 8.2(a).

“LP Interests” shall have the meaning set forth in the Recitals.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) that is materially adverse to the financial condition or results of operations of the Business as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (a) any adverse Effect to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (b) any adverse Effect attributable to conditions affecting (i) the industries in which the Business participates (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Business, including its customers and suppliers) or (ii) the U.S. economy as a whole, (provided that, in the case of clauses (i) or (ii), the impact on the Person in question is not disproportionate to the impact on other similarly situated entities), (c) any adverse Effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the Ancillary Agreements (including any adverse Effect that results from Buyer’s refusal to permit the Seller upon the Seller’s request to Buyer to take any of the actions itemized in Section 7.1) or (d) any adverse Effect arising from or relating to any change in accounting requirements or principles or any change in Laws or the interpretation or enforcement thereof.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Material Consents” shall mean the consents listed on Schedule 5.1(b).

“Material Contract” shall have the meaning set forth in Section 3.11(a).

“Membership Interests” shall have the meaning set forth in the Recitals.

“Net Working Capital” shall mean, as of a given date, (a) Current Assets minus (b) Current Liabilities.  It is understood that, for purposes of determining Net Working Capital, (i) all of the Assets that are Current Assets and all of the liabilities of the Acquired Companies that are Current Liabilities shall be taken into account and (ii) no Excluded Assets shall be taken into account.

“Non-Compete Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the five (5) year anniversary of the Closing Date or (ii) the date Buyer and its Affiliates cease to engage in the Business.

“Non-Required Testing” means any and all environmental sampling, testing and analyses of the ambient or indoor air, soils, groundwater, surface waters, interior of any building or building components that is not required under applicable Environmental Laws or the requirements of any Governmental Authority to meet an Appropriate Remediation Standard.

“Notice Period” shall have the meaning set forth in Section 8.3.

“Notional Tax Rate” shall mean the Income Tax-effected, federal, state and local effective Income Tax rate determined to be applicable to the taxable gain on any sale deemed to occur for Income Tax purposes as a result of the Code Section 338(h)(10) election described in Section 7.5(f) (currently estimated to be 37.4%).  For purposes of determining the Notional Tax Rate, the highest marginal federal Income Tax rate shall be utilized and the state and local Income Tax rates shall be determined by weighting the highest marginal Income Tax rates of the state and local jurisdictions in which such taxable gain is recognized in accordance with the ratio that the amount of gain taxable in each such jurisdiction bears to the Excess Basis Amount.

“Operating Agreement” shall mean that certain Operating Agreement of Southwest Wire Rope GP LLC, dated September 30, 2003.

“Owned Real Property” shall have the meaning set forth in Section 3.13(a).

“Participating Employees” shall have the meaning set forth in Section 7.15(m)(i).

“Partnership Agreement” shall mean that certain Agreement of Limited Partnership of Southwest Wire Rope LP, dated September 30, 2003, by and between the Seller and SWWR GP.

“Party” and “Parties” “Party” shall mean the Buyer or the Seller, as the case may be, and “Parties” shall mean the Buyer and the Seller collectively.

“Pension Plan” shall have the meaning set forth in Section 3.20(d).

“Performing Party” shall have the meaning set forth in Section 8.8(a).

“Permitted Liens” shall mean: (i) exceptions, objections, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, conditions, leases, tenancies and the like, of record or otherwise ascertainable by an inspection of the Transferred Real Property by the Buyer; (ii) zoning, building, subdivision and other statutory or regulatory conditions and restrictions; (iii) Liens for Taxes and assessments not yet due and payable; (iv) Liens disclosed in Schedule 3.13(c); (v) any charge, notice, order, restriction, agreement, condition, regulation or other matter arising under the enactments from time to time in force relating to town and county planning or highway legislation; (vi) all local land charges (whether or not registered before the date of this Agreement) and all matters capable of registration as local land charges; (vii) all notices, orders, demands, proposals or requirements of any Governmental Authority or statutory undertaker or other competent body or person whether made before, on or after the date of this Agreement; (viii) all public or private rights of way, water, light, air and other rights, easements, quasi-easements, liabilities and public rights whatsoever and any liability to repair or to contribute toward the cost of repair of roads, passages, sewers, drains, fences or other items (but without liability on the Seller to provide evidence of such liability to repair or contribute); (ix) discrepancies, conflicts in boundary lines, shortages in area, encroachments, or any other facts which a correct survey would disclose, and which are not shown by the public records; and (x) other exceptions, restrictions or limitations which do not materially restrict or impair the use of such property for the Business.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Policies” shall have the meaning set forth in Section 3.27(a).

“Post-Signing Matter” shall have the meaning set forth in Section 8.1(b).

“Pre-Closing Period” is any taxable period ending on or before the Closing Date and the portion of a Straddle Period beginning before and ending on the Closing Date.

“Prior Period Income Tax Returns” shall have the meaning set forth in Section 7.5(a).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“PWC” shall have the meaning set forth in Section 7.6(a).

“Release” shall mean any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into the environment.

“Registered IP” shall have the meaning set forth in Section 3.14(a).

“Response Action” shall have the meaning set forth in Section 8.8(a).

“Return Amount Notice” shall have the meaning set forth in Section 7.15(a).

“Return Date” shall have the meaning set forth in Section 7.15(a).

“Return Notice” shall have the meaning set forth in Section 7.15(a).

“Reviewed Financial Statements” shall have the meaning set forth in Section 7.6(a).

“Section 338(h)(10) Amount” means an amount equal to the quotient of (A) the product of (i) the Notional Tax Rate and (ii) the Excess Basis Amount, divided by (B) the excess of (i) one hundred percent (100%) over (ii) the Notional Tax Rate.

“Section 338(h)(10) Dispute Amount” shall mean the excess (if any) of Seller’s Section 338(h)(10) Amount over Buyer’s Section 338(h)(10) Amount.

“Section 338(h)(10) Notice” shall have the meaning set forth in Section 7.15(f).

“Securities Act” shall have the meaning set forth in Section 4.2.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“Seller Intellectual Property” shall have the meaning set forth in Section 7.10(a).

“Seller Parties” shall have the meaning set forth in Section 7.12(b).

“Seller’s Cafeteria Plan” shall have the meaning set forth in Section 7.15(l).

“Seller’s Objection” shall have the meaning set forth in Section 2.6(b).

“Seller’s Review Period” shall have the meaning set forth in Section 2.6(b).

“Seller’s Savings Plan” shall have the meaning set forth in Section 7.15(m)(i).

“Seller’s Section 338(h)(10) Amount” shall mean the Section 338(h)(10) Amount determined by the Seller.

“Specified Supplies” shall have the meaning set forth in Section 7.11(b).

“Southern Wire” shall have the meaning set forth in the Recitals.

“Southern Wire Membership Interests” shall have the meaning set forth in Section 3.3(c).

“Southern Wire Operating Agreement” shall mean that certain Operating Agreement of Southern Wire, LLC, dated April 20, 2007, executed by SWWR LP.

“Straddle Period” is any Tax period that includes (but does not end on) the Closing Date.

“Straddle Period Income Tax Return” is an Income Tax Return that is a Straddle Period Tax Return.

“Straddle Period Tax Return” is any Tax Return of an Acquired Company for a Straddle Period.

“Supplies” shall mean all supplies and similar materials of the Acquired Companies.

“Supply Agreement” shall mean the supply agreement in substantially the form of Exhibit B attached hereto.

“SWWR GP LLC” shall have the meaning set forth in the Recitals.

“SWWR LP” shall have the meaning set forth in the Recitals.

“Taxes” shall mean all federal, state, local or foreign income taxes, charges, fees, imposts, levies or other like assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional like amounts imposed by any Governmental Authority.

“Tax Deductible Amount” shall have the meaning set forth in Section 8.4.

“Tax Losses” shall have the meaning set forth in Section 8.4.

“Tax Return” shall mean all reports and returns required to be filed with respect to Taxes and shall also include all claims for refunds of Taxes and any and all amended or supplemental reports and returns relating to Taxes, together with any attachments thereto.

“Tax Sharing Agreement” shall have the meaning set forth in Section 7.5(i).

“Transferred Real Property” shall have the meaning set forth in Section 3.13(a).

“Transferred Real Property Laws” shall have the meaning set forth in Section 3.13(b).

“Transition Services Agreement” shall mean the transition services agreement in substantially the form of Exhibit D attached hereto.

“Treasury Regulations” means the regulations promulgated by the United States Department of Treasury under the Code.

“Unaudited Annual Financial Information” shall have the meaning set forth in Section 3.7(a).

“Unaudited Financial Information” shall have the meaning set forth in Section 3.7(a).

“Unaudited Interim Financial Information” shall have the meaning set forth in Section 3.7(a).

“WARN Act” shall have the meaning set forth in Section 3.19(b).

“Working Capital Amount” shall mean $10,600,000.